                                                                   EXHIBIT 10.23
                                                                   -------------


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- --------------------------------------------------------------------------------

                                CREDIT AGREEMENT

                            Dated as of June 28, 1996

                                      Among

                         NATIONAL FIBERSTOK CORPORATION,

                                LABEL ART, INC.,

                          INFOSEAL INTERNATIONAL INC.,

                       GOVERNMENT FORMS AND SYSTEMS, INC.,

                        PUTNAM GRAPHIC INNOVATIONS, INC.,

                             SHORT RUN LABELS, INC.,

                             BOHARB CORPORATION and

                                A/L SYSTEMS INC.,

                                  as Borrowers;

                                       and

                             HELLER FINANCIAL, INC.

                            as Agent and as a Lender,

                                       and

                          such other persons executing
                           this Agreement as Lenders.


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- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

     SECTION 1   AMOUNTS AND TERMS OF REVOLVING LOANS. . . . . . . . . . . .   2
           1.1   Revolving Loans . . . . . . . . . . . . . . . . . . . . . .   2
                    (A) Revolving Loans. . . . . . . . . . . . . . . . . . .   2
                    (B) Letters of Credit and Risk
                         Participation Agreements. . . . . . . . . . . . . .   6
           1.2   Interest and Related Fees . . . . . . . . . . . . . . . . .   8
                    (A) Interest . . . . . . . . . . . . . . . . . . . . . .   9
                    (B) Commitment Fee . . . . . . . . . . . . . . . . . . .  11
                    (C) Risk Participation Fee . . . . . . . . . . . . . . .  12
                    (D) Computation of Interest and Related Fees . . . . . .  12
                    (E) Default Rate of Interest . . . . . . . . . . . . . .  13
                    (F) Excess Interest. . . . . . . . . . . . . . . . . . .  13
                    (G) LIBOR Rate Election. . . . . . . . . . . . . . . . .  13
           1.3   Other Fees and Expenses . . . . . . . . . . . . . . . . . .  13
                    (A) Certain Fees . . . . . . . . . . . . . . . . . . . .  14
                    (B) LIBOR Breakage Fee . . . . . . . . . . . . . . . . .  14
                    (C) Expenses and Attorneys Fees. . . . . . . . . . . . .  14
           1.4   Payments. . . . . . . . . . . . . . . . . . . . . . . . . .  14
           1.5   Term of the Agreement . . . . . . . . . . . . . . . . . . .  16
           1.6   Loan Accounts . . . . . . . . . . . . . . . . . . . . . . .  16
           1.7   Capital Adequacy and Other Adjustments. . . . . . . . . . .  17
           1.8   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    (A) No Deductions. . . . . . . . . . . . . . . . . . . .  17
                    (B) Changes in Laws. . . . . . . . . . . . . . . . . . .  18
                    (C) Foreign Lenders. . . . . . . . . . . . . . . . . . .  20
                    (D) Tax Benefits . . . . . . . . . . . . . . . . . . . .  21
           1.9   Replacement of Lender in Respect of Increased Costs . . . .  21

     SECTION 2   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . .  23
           2.1   Compliance With Laws. . . . . . . . . . . . . . . . . . . .  23
           2.2   Maintenance of Properties; Insurance. . . . . . . . . . . .  24
           2.3   Inspection; Lender Meeting. . . . . . . . . . . . . . . . .  25
           2.4   Corporate Existence, Etc. . . . . . . . . . . . . . . . . .  25
           2.5   Further Assurances. . . . . . . . . . . . . . . . . . . . .  25

     SECTION 3   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .  26
           3.1   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . .  26
           3.2   Liens and Related Matters . . . . . . . . . . . . . . . . .  28
                 (A)   No Liens. . . . . . . . . . . . . . . . . . . . . . .  28


                                       (i)

                                                                            Page
                                                                            ----

                 (B)   No Negative Pledges . . . . . . . . . . . . . . . . .  30
                 (C)   No Restrictions on Subsidiary
                          Distributions to Borrowers . . . . . . . . . . . .  30
           3.3   Investments; Joint Ventures . . . . . . . . . . . . . . . .  31
           3.4   Contingent Obligations. . . . . . . . . . . . . . . . . . .  33
           3.5   Restricted Junior Payments. . . . . . . . . . . . . . . . .  35
           3.6   Restriction on Fundamental Changes. . . . . . . . . . . . .  37
           3.7   Disposal of Assets or Subsidiary Stock. . . . . . . . . . .  38
           3.8   Transactions with Affiliates. . . . . . . . . . . . . . . .  38
           3.9   Management Fees and Compensation. . . . . . . . . . . . . .  39
           3.10  Conduct of Business . . . . . . . . . . . . . . . . . . . .  39
           3.11  Changes Relating to Subordinated
                       Indebtedness. . . . . . . . . . . . . . . . . . . . .  39
           3.12  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . .  40
           3.13  Press Release; Public Offering Materials. . . . . . . . . .  40
           3.14  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .  40
           3.15  Changes Relating to Senior Notes and
                 Indenture . . . . . . . . . . . . . . . . . . . . . . . . .  40

     SECTION 4   FINANCIAL COVENANTS/REPORTING . . . . . . . . . . . . . . .  41
           4.1   Fixed Charge Coverage . . . . . . . . . . . . . . . . . . .  41
           4.2   Total Indebtedness to Operating Cash Flow Ratio . . . . . .  42
           4.3   Financial Statements and Other Reports. . . . . . . . . . .  42
                 (A)   Interim Financials. . . . . . . . . . . . . . . . . .  43
                 (B)   Year-End Financials . . . . . . . . . . . . . . . . .  43
                 (C)   Borrower Compliance Certificate . . . . . . . . . . .  44
                 (D)   Accountants' Reports. . . . . . . . . . . . . . . . .  44
                 (E)   Borrowing Base Certificate and
                       Agings; Schedule of Inventory . . . . . . . . . . . .  44
                 (F)   Management Report . . . . . . . . . . . . . . . . . .  45
                 (G)   Collateral Value Report . . . . . . . . . . . . . . .  45
                 (H)   Appraisals. . . . . . . . . . . . . . . . . . . . . .  46
                 (I)   Projections . . . . . . . . . . . . . . . . . . . . .  46
                 (J)   SEC Filings and Press Releases. . . . . . . . . . . .  46
                 (K)   Events of Default, Etc. . . . . . . . . . . . . . . .  47
                 (L)   Other Notices . . . . . . . . . . . . . . . . . . . .  47
                 (M)   Litigation. . . . . . . . . . . . . . . . . . . . . .  47
                 (N)   Supplemented Schedules; Notice of Corporate Changes .  48
                 (O)   Other Information . . . . . . . . . . . . . . . . . .  48
           4.4   Accounting Terms; Utilization of GAAP for
                 Purposes of Calculations Under Agreement. . . . . . . . . .  48


                                      (ii)

                                                                            Page
                                                                            ----

     SECTION 5   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . .  49
           5.1   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  50
           5.2   No Material Adverse Effect. . . . . . . . . . . . . . . . .  50
           5.3   No Default. . . . . . . . . . . . . . . . . . . . . . . . .  50
           5.4   Organization, Powers, Capitalization
                   and Good Standing . . . . . . . . . . . . . . . . . . . .  51
                 (A)   Organization and Powers . . . . . . . . . . . . . . .  51
                 (B)   Capitalization. . . . . . . . . . . . . . . . . . . .  51
                 (C)   Binding Obligation. . . . . . . . . . . . . . . . . .  52
                 (D)   Qualification . . . . . . . . . . . . . . . . . . . .  52
           5.5   Financial Statements. . . . . . . . . . . . . . . . . . . .  52
           5.6   Intellectual Property . . . . . . . . . . . . . . . . . . .  53
           5.7   Investigations, Audits, Etc.. . . . . . . . . . . . . . . .  54
           5.8   Employee Matters. . . . . . . . . . . . . . . . . . . . . .  54
           5.9   Solvency. . . . . . . . . . . . . . . . . . . . . . . . . .  55
           5.10  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

     SECTION 6   DEFAULT, RIGHTS AND REMEDIES. . . . . . . . . . . . . . . .  55
           6.1   Event of Default. . . . . . . . . . . . . . . . . . . . . .  56
                 (A)   Payment . . . . . . . . . . . . . . . . . . . . . . .  56
                 (B)   Default in Other Agreements . . . . . . . . . . . . .  56
                 (C)   Breach of Certain Provisions. . . . . . . . . . . . .  56
                 (D)   Breach of Warranty. . . . . . . . . . . . . . . . . .  57
                 (E)   Other Defaults Under Loan Documents . . . . . . . . .  57
                 (F)   Involuntary Bankruptcy; Appointment
                       of Receiver, Etc. . . . . . . . . . . . . . . . . . .  57
                 (G)   Voluntary Bankruptcy; Appointment of
                       Receiver, Etc.. . . . . . . . . . . . . . . . . . . .  58
                 (H)   Governmental Liens. . . . . . . . . . . . . . . . . .  58
                 (J)   Dissolution . . . . . . . . . . . . . . . . . . . . .  59
                 (K)   Solvency. . . . . . . . . . . . . . . . . . . . . . .  59
                 (L)   Injunction. . . . . . . . . . . . . . . . . . . . . .  59
                 (M)   ERISA; Pension Plans. . . . . . . . . . . . . . . . .  60
                 (N)   Environmental Matters . . . . . . . . . . . . . . . .  60
                 (O)   Invalidity of Loan Documents. . . . . . . . . . . . .  60
                 (P)   Damage; Strike; Casualty. . . . . . . . . . . . . . .  61
                 (Q)   Licenses and Permits. . . . . . . . . . . . . . . . .  61
                 (R)   Failure of Security . . . . . . . . . . . . . . . . .  61
                 (S)   Change in Control . . . . . . . . . . . . . . . . . .  61
           6.2   Suspension of Commitments . . . . . . . . . . . . . . . . .  62
           6.3   Acceleration. . . . . . . . . . . . . . . . . . . . . . . .  62
           6.4   Performance by Agent. . . . . . . . . . . . . . . . . . . .  63

     SECTION 7   CONDITIONS TO REVOLVING LOANS . . . . . . . . . . . . . . .  64
           7.1   Conditions to Initial Revolving Loans . . . . . . . . . . .  64
           7.2   Conditions to All Revolving Loans . . . . . . . . . . . . .  64


                                      (iii)

                                                                            Page
                                                                            ----

     SECTION 8   ASSIGNMENT AND PARTICIPATION. . . . . . . . . . . . . . . .  66
           8.1   Assignments and Participations in
                   Revolving Loans and Revolving Notes . . . . . . . . . . .  66
           8.2   Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
                 (A)   Appointment . . . . . . . . . . . . . . . . . . . . .  69
                 (B)   Nature of Duties. . . . . . . . . . . . . . . . . . .  69
                 (C)   Rights, Exculpation, Etc. . . . . . . . . . . . . . .  70
                 (D)   Reliance. . . . . . . . . . . . . . . . . . . . . . .  71
                 (E)   Indemnification . . . . . . . . . . . . . . . . . . .  71
                 (F)   Heller Individually . . . . . . . . . . . . . . . . .  72
                 (G)   Successor Agent . . . . . . . . . . . . . . . . . . .  73
                 (H)   Collateral Matters. . . . . . . . . . . . . . . . . .  74
                 (I)   Agency for Perfection . . . . . . . . . . . . . . . .  76
                 (J)   Dissemination of Information. . . . . . . . . . . . .  76
           8.3   Amendments, Consents and Waivers for Certain Actions. . . .  77
           8.4   Set Off and Sharing of Payments . . . . . . . . . . . . . .  78
           8.5   Disbursement of Funds . . . . . . . . . . . . . . . . . . .  79
           8.6   Disbursements of Advances; Payment. . . . . . . . . . . . .  80
                 (A)   Revolving Loan Advances, Payments
                         and Settlements; Related Fee Payments . . . . . . .  80
                 (B)   Availability of Lender's Pro Rata Share . . . . . . .  83
                 (C)   Return of Payments. . . . . . . . . . . . . . . . . .  83

     SECTION 9   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  84
           9.1   Indemnities . . . . . . . . . . . . . . . . . . . . . . . .  84
           9.2   Amendments and Waivers. . . . . . . . . . . . . . . . . . .  85
           9.3   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  86
           9.4   Failure or Indulgence Not Waiver; Remedies Cumulative . . .  88
           9.5   Marshalling; Payments Set Aside . . . . . . . . . . . . . .  88
           9.6   Severability. . . . . . . . . . . . . . . . . . . . . . . .  89
           9.7   Lenders' Obligations Several;
                   Independent Nature of Lenders' Rights . . . . . . . . . .  89
           9.8   Headings. . . . . . . . . . . . . . . . . . . . . . . . . .  89
           9.9   Applicable Law. . . . . . . . . . . . . . . . . . . . . . .  89
           9.10  Successors and Assigns. . . . . . . . . . . . . . . . . . .  90
           9.11  No Fiduciary Relationship . . . . . . . . . . . . . . . . .  90
           9.12  Construction. . . . . . . . . . . . . . . . . . . . . . . .  90
           9.13  Confidentiality . . . . . . . . . . . . . . . . . . . . . .  90
           9.14  Consent to Jurisdiction and Service of Process. . . . . . .  90
           9.15  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . .  91


                                      (iv)

                                                                            Page
                                                                            ----

           9.16  Survival of Warranties and Certain Agreements . . . . . . .  92
           9.17  Entire Agreement. . . . . . . . . . . . . . . . . . . . . .  93
           9.18  Counterparts; Effectiveness . . . . . . . . . . . . . . . .  93
           9.19  Limitation on Liability . . . . . . . . . . . . . . . . . .  93

     SECTION 10  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .  94
           10.1  Certain Defined Terms . . . . . . . . . . . . . . . . . . .  94
           10.2  Other Definitional Provisions . . . . . . . . . . . . . . . 112


                                       (v)

                         LIST OF EXHIBITS AND SCHEDULES
EXHIBITS
   Exhibit 1.2(G)       -    LIBOR Loan Request
   Exhibit 4.3(C)       -    Compliance Certificate
   Exhibit 4.3(E)       -    Borrowing Base Certificate
   Exhibit 10.1(A)      -    Revolving Note

SCHEDULES
   Schedule 3.1(F)      -    Existing Indebtedness
   Schedule 3.2(A)(10)  -    Liens
   Schedule 3.4         -    Contingent Obligations
   Schedule 3.8         -    Affiliate Transactions
   Schedule 3.9         -    Management Fees and Compensation
   Schedule 3.10        -    Business Description
   Schedule 5.3         -    Violations, Conflicts, Breaches and Defaults
   Schedule 5.4(A)      -    Jurisdictions of Organization
   Schedule 5.4(B)      -    Capitalization
   Schedule 5.4(D)      -    Foreign Qualifications
   Schedule 5.5         -    Financial Statements
   Schedule 5.6         -    Intellectual Property
   Schedule 5.7         -    Investigations and Audits
   Schedule 5.8         -    Employee Matters
   Schedule 5.10        -    ERISA
   Schedule 7.1         -    List of Closing Documents
   Schedule 10.1(A)     -    Pro Forma


                                     (vi)

                                   CREDIT AGREEMENT

         This CREDIT AGREEMENT is dated as of June 28, 1996 and entered into by and among NATIONAL FIBERSTOK CORPORATION, a Delaware corporation ("NFC"), LABEL ART, INC., a Delaware corporation ("Label Art"), INFOSEAL INTERNATIONAL INC., a Delaware corporation ("InfoSeal"), GOVERNMENT FORMS AND SYSTEMS, INC., a Delaware corporation ("Government Forms and Systems"), PUTNAM GRAPHIC INNOVATIONS, INC., a Delaware corporation ("Putnam Graphic Innovations"), SHORT RUN LABELS, INC., a Delaware corporation ("Short Run Labels"), BOHARB CORPORATION, a Delaware corporation ("Boharb") and A/L SYSTEMS INC., a Delaware corporation ("A/L Systems"), each individually as a Borrower and collectively as Borrowers (as hereinafter defined in Section 10), HELLER FINANCIAL, INC., a Delaware corporation (in its individual capacity, "Heller"), as a Lender (as hereinafter defined in Section 10), and as Agent (as hereinafter defined in
Section 10), and such other persons executing this Agreement as Lenders.


                                  R E C I T A L S :

         WHEREAS, pursuant to that certain Stock Purchase Agreement dated June 19, 1996 among Rogers Communications, Inc., Frank Neubauer, Jack Resnick and NFC (the "Purchase Agreement"), NFC has agreed to purchase (the "Acquisition") all of the outstanding shares of capital stock of Transkrit Corporation, a Delaware corporation ("Transkrit") and immediately upon the consummation of the Acquisition, Transkrit will be merged with and into NFC (the "Merger"); and

         WHEREAS, concurrently with the consummation of the Acquisition, (i)
NFC is offering for sale Senior Notes (as hereinafter defined in Section 10) pursuant to Rule 144A and other exemptions under the Securities Act of 1933, as amended (the "Securities Act") in an aggregate amount of up to $100,000,000, and
(ii) NFC's parent, DEC International, Inc. ("DEC") is issuing $10,000,000 of preferred stock of DEC (the "Preferred Stock"), of which approximately $7,400,000 of such proceeds will be used to make a capital contribution to NFC (the "Capital

Contribution") and the remainder of such proceeds will be used to pay (a) the Heller Warrant (as hereinafter defined in Section 10), (b) the Rice Warrant (as hereinafter defined in Section 10) and (c) a transaction fee to an affiliate of McCown De Leeuw & Co. in connection with the placement of the Preferred Stock ; and

         WHEREAS, Borrowers desire that Lenders extend a revolving credit facility to provide working capital financing for Borrowers and their Subsidiaries (as hereinafter defined in Section 10) and to provide funds for other general corporate purposes of Borrowers and their Subsidiaries (including, without limitation, for future acquisitions, subject to the satisfaction of certain conditions set forth herein); and

         WHEREAS, Borrowers desire to secure all of their respective Obligations (as hereinafter defined in Section 10) under the Loan Documents (as hereinafter defined in Section 10) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their respective accounts receivable, inventory and intellectual property; and

         WHEREAS, DEC is willing to guaranty all of the Obligations of Borrowers under the Loan Documents;


         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:


                                       SECTION 1

                         AMOUNTS AND TERMS OF REVOLVING LOANS

         1.1 REVOLVING LOANS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers contained herein:

         (A) REVOLVING LOANS. (1) Subject to the satisfaction of the terms and conditions set forth herein and in reliance upon the representations and warran-
ties set forth herein, each Lender agrees, severally and not jointly, to lend to Borrowers from the Closing Date to the Expiry Date its Pro Rata Share of the revolving loans requested by Borrowers to be made by Lenders under this subsection 1.1(A), up to an aggregate maximum amount for all Lenders of $20,000,000 (as the same may be reduced from time to time hereunder, the "Revolving Loan Commitment"); PROVIDED, HOWEVER, that no such Revolving Loans may be used to prepay the Senior Notes. Advances or amounts outstanding under the Revolving Loan Commitment will be called "Revolving Loans". Revolving Loans may be repaid and reborrowed. The "Maximum Revolving Loan Balance" will be the lesser of (a) the "Borrowing Base" (as calculated on Exhibit 4.3(E), the "Borrowing Base Certificate") less outstanding Risk Participation Liability or (b) the Revolving Loan Commitment less outstanding Risk Participation Liability. If at any time the outstanding Revolving Loans exceed the Maximum Revolving Loan Balance (as it may be deemed increased pursuant to subsection 1.1(A)(3)), Lenders shall not be obligated to make Revolving Loans or issue Lender Letters of Credit or Risk Participation Agreements, and Revolving Loans must be repaid immediately, in an amount sufficient to eliminate any such excess. Revolving Loans may be requested by Borrowers' Representative in any amount with one (1) Business Day prior notice required for amounts greater than $2,000,000. For amounts less than $2,000,000, written or telephonic notice must be provided by Borrowers' Representative by 12:00 noon (New York City time) on the day on which the Revolving Loan is to be made. All LIBOR Loans require three (3) Business Days notice. All Revolving Loans requested telephonically must be confirmed in writing by Borrowers' Representative within twenty-four (24) hours. Neither Agent nor any Lender shall incur any liability to any Borrower for acting upon any telephonic notice that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower.

    (2) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties herein set forth, the Revolving Loan

Commitment may be utilized, upon the request of any Borrower, for Permitted Acquisitions, all in compliance with the terms and with the procedures described in this subsection 1.1(A)(2).

    Revolving Loans for Permitted Acquisitions shall be made, upon the request of Borrowers' Representative, without Lenders' approval of the terms of the underlying transaction if Borrowers' Representative shall have delivered to Agent not later than 1:00 p.m. (New York City time) on or prior to the fifth
(5th) Business Day prior to the date that the Revolving Loan is requested to be made hereunder, (i) a certificate executed by the chief financial officer of Borrowers' Representative (a) demonstrating compliance with the financial covenants contained in Section 4 hereof on a projected basis for the next four quarterly periods, after giving effect to such acquisition, (b) demonstrating that the sum of Borrowers' cash and Cash Equivalents and the availability under the Revolving Loan Commitment, after giving effect to the acquisition and the making of the Revolving Loans hereunder, is at least $3,000,000 and (c) to the effect that no Event of Default or Default has occurred and is continuing, or would result from the making of the requested Revolving Loan, (ii) a copy of the executed acquisition agreement and executed copies of the related agreements (or if not available, the latest drafts of the acquisition agreement and any related agreements) and such other documents reasonably requested by Agent, (iii) a detailed description of the entity to be acquired with the proceeds of the requested Revolving Loan, which entity shall be engaged in the business described in Schedule 3.10 and/or lines of business and services that are directly related thereto or complementary therewith, and (iv) the total cost, the sources of funds other than the requested Revolving Loan, if any, that will be used to pay the costs of such acquisition and the type of transaction by which the acquisition will be effectuated. A final business plan and projections for the entity to be acquired and for all other Loan Parties (taken as a whole) after giving effect to such acquisition shall be provided not later than the tenth

(10th) Business Day prior to the date of the proposed acquisition.

    In connection with each Permitted Acquisition and simultaneously with any advances under the Revolving Loan for each such Permitted Acquisition, Borrowers will or will cause each Person (and each Subsidiary of each such Person) acquired with the proceeds of any Revolving Loan promptly to become a Borrower under this Agreement or to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the accounts receivable, inventory and intellectual property of each such Person (and each such Subsidiary thereof) to secure the Obligations. The documentation for such undertaking, guaranty or security shall be at the expense of Borrowers and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent. The acquisition by any Borrower of any Person with the proceeds of any Revolving Loan in accordance with this subsection 1.1(A)(2) will be deemed a "Permitted Acquisition."

    (3) If Borrowers' Representative requests that Lenders make, or permit to remain outstanding, Revolving Loans in an aggregate amount in excess of the Maximum Revolving Loan Balance calculated with reference to the Borrowing Base, Requisite Lenders may in their discretion elect to cause all Lenders to make, or permit to remain outstanding, such excess Revolving Loans (such Revolving Loans in excess of the Maximum Revolving Loan Balance calculated with reference to the Borrowing Base being referred to as "Excess Revolving Loans"), provided that, after giving effect thereto, the aggregate Revolving Loans then outstanding do not exceed the Maximum Revolving Loan Balance calculated with reference to the Revolving Loan Commitment; and PROVIDED FURTHER, that at no time shall the Excess Revolving Loans outstanding at any time exceed $2,000,000. If Excess Revolving Loans are made, or permitted to remain outstanding, pursuant to the preceding sentence, then (a) the Maximum Revolving Loan Balance shall be deemed increased by the amount of such Excess Revolving Loans, but only for so long as Requisite Lenders in their sole discretion allow such Excess Revolving Loans to be outstanding and (b) all Lenders that have committed to make Revolving Loans shall be bound to make, or permit to remain outstanding, such Excess Revolving Loans based upon their Pro Rata Shares in accordance with the terms of this Agreement. If Excess Revolving Loans remain outstanding for more than ninety (90) days during any 180-day period, Revolving Loans must be repaid immediately, in an amount sufficient to eliminate all of such Excess Revolving Loans.

    (B) LETTERS OF CREDIT AND RISK PARTICIPATION AGREEMENTS. The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of any Borrower, for (i) the issuance of letters of credit for the benefit of such Borrower or any of its Subsidiaries by Agent (each such letter of credit, a "Lender Letter of Credit") or (ii) the issuance by Agent of risk participation agreements (each such agreement, a "Risk Participation Agreement") to confirm payment to banks which issue letters of credit for the account of such Borrower or any of its Subsidiaries.

    (1) MAXIMUM AMOUNT. The aggregate amount of Risk Participation Liability with respect to all Lender Letters of Credit and Risk Participation Agreements outstanding for the account of Borrowers and their Subsidiaries at any time shall not exceed $3,000,000.

    (2) REIMBURSEMENT. Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent for any amounts paid by Agent with respect to a Lender Letter of Credit or a Risk Participation Agreement issued for the account of any Borrower or any of its Subsidiaries, including all fees, costs and expenses paid by Agent to any bank that issues letters of credit. Borrowers hereby authorize and direct Agent, at Agent's option, to make a Revolving Loan in the amount of any payment made by Agent with respect to any Lender Letter of Credit or any Risk Participation Agreement. All amounts paid by

Agent with respect to any Lender Letter of Credit or Risk Participation Agreement that are not immediately repaid by Borrowers with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate applicable to Revolving Loans calculated using the Base Rate. Each Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this subsection 1.1(B)(2). If no such Revolving Loan is made, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such Lender Letter of Credit or Risk Participation Agreement, as the case may be, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Lender Letter of Credit or Risk Participation Agreement, as the case may be, and each Lender agrees to pay to Agent such Lender's Pro Rata Share of any payments made by Agent under such Lender Letter of Credit and Risk Participation Agreement. The obligation of each Lender to deliver to Agent an amount equal to its respective Pro Rata Share pursuant to the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or the failure to satisfy any condition set forth in subsection 7.2. If any Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any payments made by Agent in respect of such Lender Letter of Credit or Risk Participation Agreement as provided in this subsection 1.1(B)(2), Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

    (3) CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT OR RISK PARTICIPATION AGREEMENTS. In addition to all other terms and conditions set forth in this Agreement, the issuance by Agent of any Lender Letter of Credit or Risk Participation Agreement shall be subject to the conditions precedent that the Lender Letter of Credit, the Risk Participation Agreement or the letter of credit for which any Borrower requests a Risk Participation Agreement, shall support a transaction entered into in the ordinary course of such Borrower's or any of its Subsidiary's business and shall be in such form, be for such amount, and contain such terms and conditions as are reasonably satisfactory to Agent. The expiration date of each Lender Letter of Credit and each letter of credit to be issued under a Risk Participation Agreement shall be on a date which is the earlier of (a) one (1) year from its date of issuance, or (b) the thirtieth
(30th) day before the date set forth in clause (c) of the definition of the term Expiry Date. Each Risk Participation Agreement shall provide that the agreement terminates and all demands or claims for payment must be presented by a date certain, which date will be at least thirty (30) days before the date set forth in clause (c) of the definition of the term Expiry Date.

    (4) REQUEST FOR LENDER LETTERS OF CREDIT OR RISK PARTICIPATION AGREEMENTS. Borrowers' Representative shall give Agent at least three (3) Business Days prior notice specifying the date a Lender Letter of Credit is requested to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. After the issuance of a Risk Participation Agreement in favor of a bank that will issue letters of credit on behalf of any Borrower or any of its Subsidiaries, Borrowers' Representative shall give Agent at least two (2) Business Days prior written notice specifying the date a letter of credit is to be issued under a Risk Participation Agreement (five (5) Business Days in the case of the first letter of credit to be issued under a particular Risk Participation Agreement), identifying the beneficiary and describing the nature of the transactions purposed to be supported hereby. Any notice described in this paragraph shall be accompanied by the form of the Lender Letter of Credit or the letter of credit to which such Risk Participation Agreement relates.

    (C) REVOLVING NOTES. Borrowers shall execute and deliver to each Lender a Revolving Note to evidence the Revolving Loans, such Revolving Note to be in the principal amount of such Lender's Pro Rata Share of the Revolving Loan Commitment.

         1.2 INTEREST AND RELATED FEES.

         (A) INTEREST. From the date the Revolving Loans are made and the date the other Obligations become due, the Revolving Loans and the other Obligations shall bear interest (depending upon Borrowers' election from time to time, as permitted herein, to have portions of the Loans accrue interest based upon the LIBOR) at the rates set forth in paragraphs (1) and (2) below:

         (1) the Revolving Loans and all other Obligations shall bear interest at the sum of the Base Rate plus one percent (1.00%) per annum. "Base Rate" means a variable rate of interest per annum equal to the Prime Rate. "Prime Rate" means a variable rate of interest per annum equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate. Prime Rate also includes rates published in any successor publications of the Federal Reserve System reporting the Bank prime loan rate or its equivalent. The statistical release generally sets forth a Bank prime loan rate for each business day. The applicable Bank prime loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank prime loan rate or equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate," "reference rate," "base rate" or other similar rate as determined by Agent, announced from time to time by any of Bankers Trust Company or The Chase Manhattan Bank, National Association (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank). "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

         (2) the Revolving Loans shall bear interest at the sum of the LIBOR plus two and one-quarter percent (2.25%) per annum. "LIBOR" means, for each Interest Period, a rate equal to: (a) the rate of interest determined by Agent, at which deposits in U.S. dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that if at least two such offered rates appear on the Reuters Screen LIBO Page in respect of such Interest Period, the arithmetic mean of all such rates will be the rate used, PROVIDED FURTHER, that if fewer than two offered rates appear or if Reuters ceases to provide LIBOR quotations, such rate shall be the rate of interest at which deposits in U.S. dollars are offered for the relevant Interest Period by any of Bankers Trust Company or The Chase Manhattan Bank, National Association to prime banks in the London interbank market, divided by (b) a number equal to
1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%). "LIBOR Loans" means Loans bearing interest at rates determined by reference to the LIBOR.

         Each LIBOR Loan may be obtained for a thirty (30), sixty (60), ninety
(90), or one hundred eighty (180) day period (each being an "Interest Period"). With respect to all LIBOR Loans: (a) the Interest Period will commence on the date that the LIBOR Loan is made or the date on which a Base Rate Loan is converted into a LIBOR Loan, as applicable, or in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, (b) if the Interest Period expires on a day that is not a Business Day, then it will expire on the next succeeding Business Day, or if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day and
(c) no Interest Period shall extend beyond the date set forth in clause (c) of the definition of the term "Expiry Date."

         If the introduction of or the interpretation of any law, rule, or regulation subsequent to the date of this Agreement would increase the reserve requirement or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Agent, on behalf of all affected Lenders, shall submit a certificate to Borrowers' Representative demonstrating the calculation of the increased cost and requiring payment thereof to Agent, for the benefit of the affected Lenders within ten (10) days after the date of the certificate. There are no limitations on the number of times such certificate may be submitted.

         Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to:
(i) honor its obligation to make LIBOR Loans hereunder, or (ii) maintain LIBOR Loans hereunder, then such Lender shall promptly notify Borrowers' Representative thereof (with a copy to Agent), describing such illegality in reasonable detail (and shall thereafter promptly notify Borrowers' Representative and Agent of the cessation, if any, of such illegality), and such Lender's obligation to make LIBOR Loans and to convert other types of Loans into LIBOR Loans hereunder shall, upon written notice given by such Lender to Borrowers' Representative, be suspended until such time as such Lender may again make and maintain LIBOR Loans and such Lender's outstanding LIBOR Loans shall be converted into Base Rate Loans (as shall be designated in a notice from Borrowers' Representative to Agent.).

         (B) COMMITMENT FEE. From the Closing Date, Borrowers shall pay, jointly and severally, to Agent, for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Pro Rata Shares), a fee in an amount equal to (a)(i) the Revolving Loan Commitment less (ii) the sum of the average daily balance of (A) the Revolving Loans plus (B) the average daily aggregate amount of outstanding Risk Participation Liability during the preceding quarter, (b) multiplied by one-half percent (0.50%) per annum. Such fee is to be paid quarterly in arrears on the first day of each calendar quarter, at final maturity, whether by acceleration or otherwise, and thereafter on demand.

         (C) RISK PARTICIPATION FEE. From the Closing Date, Borrowers shall pay, jointly and severally, to Agent, for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Pro Rata Shares), a fee for each Lender Letter of Credit and each Risk Participation Agreement from the date of issuance to the date of termination equal to the average daily outstanding amount of the Risk Participation multiplied by two and three-quarters percent (2.75%) per annum. Such fee is to be paid quarterly in arrears on the first day of each calendar quarter, at final maturity, whether by acceleration or otherwise, and thereafter on demand. Borrowers shall also, jointly and severally, reimburse Agent for any and all fees and expenses paid to the issuer of any letter of credit that is in any way related to a Risk Participation Agreement.

         (D) COMPUTATION OF INTEREST AND RELATED FEES. Interest on all Loans and all other Obligations and any fees set forth in this subsection 1.2 shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. The date of funding of a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged. Interest on all Base Rate Loans is payable in arrears on the first day of each quarter, at final maturity, whether by acceleration or otherwise, and thereafter on demand. Interest on LIBOR Loans shall be payable on the last day of the applicable Inter-est Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on LIBOR Loans is due on the Expiry Date, whether by acceleration or otherwise.

         (E) DEFAULT RATE OF INTEREST. Upon the occurrence of an Event of Default under subsection 6.1(A), and at the election of Agent or Requisite Lenders after the occurrence of any other Event of Default, and for so long as such Event of Default continues, the Revolving Loans and other Obligations shall bear interest at a rate that is two percent (2.00%) in excess of the rates otherwise payable under this Agreement ("Default Rate"). Furthermore, during any period in which any Event of Default is continuing, as the Interest Periods for LIBOR Loans then in effect expire, such LIBOR Loans shall be converted at the discretion of Agent into Base Rate Loans and the LIBOR election will not be available to Borrower until all Events of Default are cured or waived.

         (F) EXCESS INTEREST. Under no circumstances will the rate of interest chargeable be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, then the excess amount will be promptly refunded.

         (G)  LIBOR RATE ELECTION.  All Revolving Loans made on the Closing
Date shall be Base Rate Loans and remain so for ten (10) days. Thereafter, Borrowers' Representative may request that Revolving Loans to be made be LIBOR Loans and that outstanding portions of the Revolving Loans be converted to LIBOR Loans. Any such request, which will be made by submitting a LIBOR Loan request, in the form of Exhibit 1.2(G), shall pertain to Revolving Loans in an aggregate minimum amount of $500,000 and integral multiples of $10,000 in excess thereof. Once given, a LIBOR Loan request shall be irrevocable and Borrower shall be bound thereby. Upon the expiration of an Interest Period, in the absence of a new LIBOR Loan request submitted to Agent not less than three (3) days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan. There may be no more than six (6) LIBOR Loans outstanding at any one time. Revolving Loans which are not the subject of a LIBOR Loan request shall be Base Rate Loans.

         1.3  OTHER FEES AND EXPENSES.

         (A) CERTAIN FEES. Borrowers shall pay, jointly and severally, to Heller, individually, on the Closing

Date, the fees specified in that certain letter agreement dated the date of this Agreement among Borrowers and Heller.

         (B) LIBOR BREAKAGE FEE. Upon any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall, jointly and severally, pay to Agent, for the benefit of all affected Lenders, an amount (the "LIBOR Breakage Fee") equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by each such affected Lender in connection with the re-employment of such funds) that any such affected Lender may sustain as a result of the payment of such LIBOR Loan on a day that is not the last day of the Interest Period applicable thereto.

         (C) EXPENSES AND ATTORNEYS FEES. Borrowers agree, jointly and severally, to promptly pay all reasonable fees, costs and expenses (including those of attorneys) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, waivers and any other reasonable administrative functions deemed necessary by Agent. Borrowers agree, jointly and severally, to promptly pay all fees, costs and expenses incurred by Agent and Lenders in connection with any action to enforce any Loan Document or to collect any payments due from any Borrower or any other Loan Party. All fees, costs and expenses for which Borrowers are responsible under this subsection 1.3(C) shall be deemed part of the Obligations when incurred, payable in accordance with subsection 1.4 and secured by the Collateral.

         1.4 PAYMENTS. All payments by Borrowers of the Obligations shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as Agent, may from time to time designate.

          ABA No. 071 000 013
          Account Number 55-00540
          The First National Bank of Chicago
          One First National Plaza
          Chicago, IL 60670
          Reference:  DEC

          Borrowers shall receive credit on the day of receipt for funds received by Agent, by 2:00 p.m. (New York City time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

          Each Borrower hereby authorizes Lenders to make Revolving Loans, on the basis of their Pro Rata Shares, for the payment of interest, commitment fees, Risk Participation Liability fees, LIBOR Breakage Fees and payments in respect of Risk Participation Liability payments. Prior to an Event of Default, other fees, costs and expenses (including those of attorneys) reimbursable to Agent pursuant to subsections 1.3(A) and (C) or elsewhere in any Loan Document may (in the absence of any good faith dispute by any Borrower of any such fee, cost or expense) be debited to the Revolving Loan after fifteen (15) days notice. After the occurrence of an Event of Default, no notice will be required.

          Borrowers may elect to terminate the Revolving Loan Commitment in full, upon at least one (1) Business Day prior notice to Agent, but no partial reductions shall be permitted. After notice of such termination is given, any Revolving Loans outstanding shall become immediately due and payable and the Revolving Loan Commitment shall terminate.

          1.5 TERM OF THE AGREEMENT. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Obligations shall become due and payable on the date set forth in clause (c) of the definition of the term "Expiry Date." Upon such date and following repayment in full of the Obligations, this Agreement will terminate. Notwithstanding any such termination, until all Obligations have been fully paid and satisfied, Agent, for the benefit of Agent and Lenders, shall be entitled to retain the security interests in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available to Agent and Lenders under the Loan Documents and applicable laws.

          1.6  LOAN ACCOUNTS.  Agent will maintain loan account records for
(a) all Revolving Loans, interest charges and payments thereof, (b) all Risk Participation Liabilities, (c) the charging and payment of all fees, costs and expenses and (d) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, provided that any failure by Agent to so record shall not limit or affect the Borrowers' obligation to pay. Within five (5) days after the first of each month, Agent shall provide a statement for each loan account setting forth the principal of each account and interest due thereon. Borrowers must deliver a written objection within sixty (60) days after receipt of the statement or the statement will be presumptive evidence of the Obligations absent error. During the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments and Borrowers hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply payments in any manner it deems appropriate.

          1.7 CAPITAL ADEQUACY AND OTHER ADJUSTMENTS. In the event that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within fifteen (15) days after notice and demand from such Lender (which demand shall be made as promptly as practicable after such Lender obtains knowledge that such law, treaty, governmental rule, regulation, order or requirement exists and such Lender determines to make such demand and shall be accompanied by the certificate referred to in the next sentence and with a copy to Agent) pay, jointly and severally, to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrowers' Representative and Agent, shall, absent manifest error, be final, conclusive and binding for all purposes. Such Lender shall not be entitled to compensation under this subsection for any amounts incurred or accrued prior to the one hundred eightieth (180th) day prior to the giving of such notice.

          1.8  TAXES.

          (A) NO DEDUCTIONS. Any and all payments or reimbursements made hereunder or under the Revolving Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding, however, taxes imposed on or measured by the net income of a Lender or Agent ("Tax Liabilities")). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions of Tax Liabilities, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made. Borrowers will, jointly and severally, to the fullest extent permitted by law, indemnify each Lender and Agent for the full amount of any Tax Liabilities imposed on or paid by them and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Tax Liabilities were correctly or legally asserted. Indemnification payments pursuant to this paragraph shall be made within 30 days after receipt by Borrowers' Representative of written demand therefor by such Lender or Agent (which demand shall be made as promptly as practicable after Agent or such Lender receives a written claim of any proposed Tax Liability entitling Agent or such Lender to make such demand pursuant to this subsection). To the extent that the demand for indemnification made of the Borrowers by Agent or such Lender with respect to such Tax Liabilities is not made in conformity with the previous sentence, Agent or such Lender shall not be entitled to be indemnified under this subsection for any such Tax Liability to the extent any Borrower is actually prejudiced thereby.

          (B) CHANGES IN LAWS. In the event that, subsequent to the Closing Date (or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 8.1, subsequent to the date of such assignment or transfer to such Lender), (1) any changes in any existing law, regulation, treaty or directive or in the official interpretation or application thereof, (2) any new law, regulation, treaty, interpretation or directive enacted, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

          (a) does or shall change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax in the overall net income of Agent or such Lender); or

          (b) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Lender

Letter of Credit or Risk Participation Agreement or making or continuing any Revolving Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall, jointly and severally, promptly pay to Agent or such Lender, upon Agent or such Lender's demand (which demand shall be made as promptly as practicable after Agent or such Lender obtains knowledge that an event entitling Agent or such Lender to claim any additional amounts pursuant to this subsection has occurred and Agent or such Lender determines to make such demand and shall be accompanied by the certificate referred to below), any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrowers' Representative of the event by reason of which Agent or such Lender has become so entitled to such additional amounts. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrowers' Representative and Agent shall, absent manifest error, be final, conclusive and binding for all purposes. Agent or such Lender shall not be entitled to compensation under this subsection for any amount incurred or accrued prior to the first day of such one hundred eightieth (180th) day prior to the giving of such notice.

          (C) FOREIGN LENDERS. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") shall, to the extent it is entitled to do so, provide to Borrowers' Representative and Agent (1) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to a complete exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Revolving Notes (a "Certificate of Exemption") or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrowers' Representative or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall, to the extent it is entitled to do so, provide a Certificate of Exemption or a Letter of Non-Exemption to Borrowers' Representative and Agent. In addition, each Foreign Lender agrees that from time to time after the Closing Date, when a lapse in time or a change in circumstances renders the previous Certificate of Exemption or Letter of Non-Exemption obsolete or inaccurate in any material respect, it will deliver to Borrowers' Representative and Agent a new accurate and complete original signed copy of the Certificate of Exemption or Letter of Non-Exemption.

          Notwithstanding anything to the contrary contained in this subsection 1.8, (1) Borrowers shall be entitled, to the extent they are required to do so by law, to deduct or withhold income and similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to Borrowers' Representative a Certificate of Exemption that establishes a complete exemption from such deduction or withholding, and (2) if and to the extent any Foreign Lender does not provide a Certificate of Exemption that establishes complete exemption from such deduction or withholding on the Closing Date (or on the effective date of an assignment or transfer pursuant to subsection 8.1), the Borrower shall not be obligated to gross-up payments to be made to or indemnify such Foreign Lender in respect of income or similar taxes imposed by the United States or any political subdivision or taxing authority thereof or therein that Borrower is required by law to deduct or withhold.

          (D) TAX BENEFITS. If any Borrower determines in good faith that a reasonable basis exists for contesting any Tax Liability, the relevant Lender shall cooperate with such Borrower in challenging such Tax Liability if so requested by Borrowers' Representative. If any Lender receives a refund of a Tax Liability for which a payment has been made by the Borrowers pursuant to this Agreement or receives any credit, relief or other tax benefit in connection therewith, which refund or benefit is attributable to such payment made by Borrowers, then the Lender shall reimburse the Borrowers for the amount of such refund or benefit. A Lender shall claim any refund or benefit that it determines is available to it, unless it determines in its reasonable discretion that it would be adversely affected by making such a claim.

          1.9 REPLACEMENT OF LENDER IN RESPECT OF INCREASED COSTS. Within fifteen (15) days after receipt by Borrowers' Representative of written notice and demand from any Lender (an "Affected Lender") for payment of additional costs as provided in subsection 1.8, Borrowers may, at their option, notify Agent and such Affected Lender of their intention to do one of the following:

          (A) Borrowers may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender shall sell and assign its Revolving Loans and its obligations under the Revolving Loan Commitment to such Replacement Lender, provided that Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment; or

          (B) Borrowers may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Affected Lender's Pro Rata Share. Borrowers shall, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under the Revolving Loan Commitment.

                                    SECTION 2

                              AFFIRMATIVE COVENANTS

          Each Borrower, jointly and severally, covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, each Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.

          2.1 COMPLIANCE WITH LAWS. Each Borrower will (a) comply with and will cause each of its Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, any laws, rules, regulations and orders relating to operation of such Borrower's and its Subsidiaries' business, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which such Borrower or its Subsidiaries are now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and will cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by such Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could have a Material Adverse Effect. This subsection 2.1 shall not preclude any Borrower or any Subsidiary from contesting any taxes or other payments, if they are being diligently contested in good faith and if appropriate expense provisions have been recorded in conformity with GAAP. Each Borrower represents and warrants that as of the date hereof, it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect, and (ii) maintains and each of its Sub-sidiaries maintains all licenses, qualifications and permits referred to above, in each case except where the failure to be in compliance or to maintain such licenses, qualifications or permits could not be reasonably expected to have a Material Adverse Effect.

          2.2 MAINTENANCE OF PROPERTIES; INSURANCE. Each Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of such Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to that business and properties and the business and properties of their respective Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. Borrowers will maintain business interruption insurance in an amount not less than $80,000,000. Each Borrower shall cause, pursuant to endorsements and assignments and assignments in form and substance reasonably satisfactory to Agent, for the benefit of Agent and Lenders, to be named as (a) lender's loss payee in the case of casualty insurance relating to the Collateral, (b) additional insured in the case of all liability insurance, and (c) assignee in the case of all business interruption insurance; PROVIDED, HOWEVER, that unless an Event of Default has occurred and is then continuing, the proceeds of such insurance shall be made available to Borrowers. Each Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above.

          2.3 INSPECTION; LENDER MEETING. Each Borrower shall permit Agent and/or any authorized representatives of Agent to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, including its and their financial and accounting records, collateral records, financial and other management systems and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, upon prior notice at such reasonable times during normal business hours and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, each Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

          2.4 CORPORATE EXISTENCE, ETC. Except as otherwise permitted by subsection 3.6, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business.

          2.5  FURTHER ASSURANCES.

          (A) Borrowers shall and shall cause each Loan Party to, from time to time, execute such amendments to this Agreement and the Revolving Notes and such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the undertakings, guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

          (B) At the request of Agent or the Requisite Lenders, Borrowers shall cause any of their Subsidiaries promptly to become a Borrower under this Agreement or to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the accounts receivable, inventory and intellectual property of such Subsidiary to secure the Obligations. The documentation for such undertaking, guaranty or security shall be at the expense of Borrowers and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

                                    SECTION 3

                               NEGATIVE COVENANTS

          Each Borrower, jointly and severally, covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, each Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 3 applicable to such Person.

          3.1 INDEBTEDNESS. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

          (A)  the Obligations;

          (B) unsecured intercompany Indebtedness among Borrowers and their Subsidiaries; provided that the obligations of each obligor of such Indebtedness shall: (1) be subordinated (on such terms and conditions reasonably satisfactory to Agent) in right of payment to the Obligations from and after such time as any portion of the Obligations shall become due and payable (whether at stated maturity, by acceleration or otherwise); and
     (2) be evidenced by promissory notes, which shall have been pledged to Agent, for the benefit of Agent and Lenders, as security for the Obligations.

          (C) Indebtedness of Borrowers evidenced by the Senior Notes and the Senior Notes Guarantees;

          (D) Contingent Obligations permitted under subsection 3.4 and any Indebtedness arising as a result of such Contingent Obligations;

          (E) Indebtedness secured by purchase money Liens or incurred with respect to capital leases, provided that after giving effect to the incurrence of any such

     Indebtedness, the aggregate outstanding amount of all such Indebtedness of Borrowers and their Subsidiaries, does not exceed an amount equal to $7,500,000, less the Existing Indebtedness secured by purchase money Liens or incurred with respect to capital leases;

          (F)  Indebtedness existing on the Closing Date and listed on Schedule
     3.1 (F) (the "Existing Indebtedness"); and

          (G) additional Indebtedness if all of the following conditions have been complied with: (1) no Default or Event of Default shall have occurred and then be continuing or would be created by the incurrence of such Indebtedness (determined on a pro forma basis after giving effect to the incurrence of such Indebtedness); (2) the sum of the following amounts, each amount to be determined on the date of the incurrence of the additional Indebtedness (a) Borrower's cash and Cash Equivalents and
     (b) the Maximum Revolving Loan Balance, minus the outstanding principal balance of the Revolving Loans is at least $3,000,000; and (3) the incurrence of such Indebtedness is permitted under the Senior Notes and the Indenture.

          3.2  LIENS AND RELATED MATTERS.

          (A) NO LIENS. Borrowers shall not, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. "Permitted Encumbrances" means the following:

          (1) Liens for taxes, assessments or other governmental charges not yet due and payable;

          (2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor;

          (3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended, or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) deposits, in an aggregate amount not to exceed $2,000,000, made in the ordinary course of business and that are not obligations for the payment of borrowed money and do not interfere in any material respect with the ordinary course of business of any Loan Party and do not in any way impair the value of the Collateral;

          (5) Liens for purchase money obligations and capitalized lease obligations; provided that: (a) the Indebtedness secured by any such Lien is permitted under subsection 3.1; and (b) any such Lien encumbers only the asset so purchased;

          (6) any attachment or judgment Lien not constituting an Event of Default under subsection 6.1(I);

          (7) easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;

          (8)  any interest or title of a lessor or sublessor under any lease;

          (9)  Liens in favor of Agent, for the benefit of Agent and Lenders;
     and

          (10) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 3.2(A)(10) hereto.

          (B) NO NEGATIVE PLEDGES. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, enter into or assume any agreement (other than pursuant to the Indenture or the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

          (C) NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BORROWERS. Except as provided herein or in the Indenture, no Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to:
(1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by any Borrower or any of its Subsidiaries; (2) subject to subordination provisions for the benefit of Agent and Lenders, pay any Indebtedness owed to any Borrower or any of its Subsidiaries; (3) make loans or advances to any Borrower or any of its Subsidiaries; or (4) transfer any of its property or assets to any Borrower or any of its Subsidiaries.

          3.3 INVESTMENTS; JOINT VENTURES. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries, directly or indirectly to, make or own any Investment in any Person except:

          (A) Borrowers and such Subsidiaries may make and own Investments in Cash Equivalents; provided that such Cash Equivalents are not subject to setoff rights;

          (B) Borrowers and such Subsidiaries may make intercompany loans to the extent permitted under subsection 3.1 and Borrowers and such Subsidiaries may make Investments in other Borrowers and their Subsidiaries;

          (C) Borrowers and their Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding; and

          (D) additional Investments in any Person if all of the following conditions have been complied with: (1) no Default of Event of Default shall have occurred and then be continuing or would be created by the making of such Investment (determined on a pro forma basis after giving effect to the making of such Investment); (2) the sum of the following amounts, each amount to be determined on the date of the making of such additional Investment
(a) Borrowers' cash and Cash Equivalents and (b) the Maximum Revolving Loan Balance, minus the outstanding principal balance of the Revolving Loans is at least $3,000,000; (3) the making of such Investment is permitted under the Senior Notes and the Indenture; and (4) Borrowers satisfy the conditions set forth in subsection 1.1(A)(2) with respect to such Investment regardless of whether or not any Revolving Loan will be used to fund such Investment.

          "Investment" means (i) any direct or indirect purchase or other acquisition by any Borrower or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person; and (ii) any direct or indirect loan, advance or capital contribution by any Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "Cash Equivalents" means: (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iii) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of any Borrower's deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of such Borrower's deposits at such institution.

          3.4 CONTINGENT OBLIGATIONS. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, create or become or be liable with respect to any Contingent Obligation except those:

          (A) resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (B) existing on the Closing Date and described in Schedule 3.4 annexed hereto;

          (C) arising with respect to customary indemnification obligations reasonably acceptable to Agent and incurred in connection with Asset Dispositions;

          (D) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $500,000 in aggregate liability;

          (E)  incurred with respect to Indebtedness permitted by subsection
     3.1;

          (F)  incurred with respect to the Loan Documents;

          (G)  existing under the Senior Notes Guarantees; and

          (H) not permitted by clauses (A) through (G) above, so long as any such Contingent Obligations, in the aggregate at any time outstanding, do not exceed $1,000,000.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall also include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.
The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

          3.5 RESTRICTED JUNIOR PAYMENTS. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:

          (A) wholly-owned Subsidiaries of any Borrower may make Restricted Junior Payments to such Borrowers;

          (B) NFC may make payments to DEC in an amount not in excess of the federal, state and local income tax liability that NFC and its Subsidiaries would have been liable for if NFC, together with its Subsidiaries, had filed its consolidated tax return on a stand-alone basis provided that such payments shall be made by NFC no earlier than five (5) days prior to the date on which DEC is required to make its payments to the Internal Revenue Service or state or local taxing authorities, as the case may be;

          (C) NFC may make payments to DEC to pay operating expenses, not to exceed $500,000 in any fiscal year;

          (D) NFC may make payments to DEC to purchase capital stock of DEC beneficially owned by directors, officers and employees of NFC or any of its Subsidiaries pursuant to the terms of employment contracts or employee benefit plans of NFC or any of its Subsidiaries not to exceed $250,000 in any fiscal year, provided no Default or Event of Default shall have occurred and then be continuing or would be created by the making of such payment (determined on a pro forma basis after giving effect to the making of such payment);

          (E) NFC may make distributions to DEC with respect to the Preferred Stock, if no Default or Event of Default shall have occurred and then be continuing or would be created by the making of such Restricted Junior Payment (determined on a pro forma basis after giving effect to the making of such Restricted Junior Payment); and

          (F) Borrowers may make other Restricted Junior Payments, if all of the following conditions have been complied with: (1) no Default or Event of Default shall have occurred and then be continuing or would be created by the making of such Restricted Junior Payment (determined on a pro forma basis after giving effect to the making of such Restricted Junior Payment);
     (2) the sum of the following amounts, each amount to be determined on the date of the making of the additional Restricted Junior Payment
     (a) Borrower's cash and Cash Equivalents and (b) the Maximum Revolving Loan Balance, minus the outstanding principal balance of the Revolving Loans is at least $3,000,000; and (3) the making of such distribution is permitted under the Senior Notes and the Indenture.

          "Restricted Junior Payment" means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Borrower or any of its Subsidiaries now or hereafter outstanding.

          3.6 RESTRICTION ON FUNDAMENTAL CHANGES. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to:
(a) amend, modify or waive any term or provision of its articles of incorporation, certificates of designations pertaining to preferred stock or by-laws in any manner which adversely affects the interests of the Lenders;
(b) enter into any transaction of merger or consolidation with respect to all or substantially all of its business or assets; or (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); PROVIDED, HOWEVER, that Subsidiaries which are not Significant Subsidiaries may enter into the transactions described in clause (b) or clause (c) above if all of the following conditions have been met: (1) in the case of a transaction described in clause
(b) above, the surviving entity shall continue to be a Borrower or a Subsidiary of a Borrower; and (2) in the case of transactions described in clauses (b) and
(c) above, (A) all of the assets of the entity being merged into or consolidated with a Borrower or a Subsidiary of a Borrower or being liquidated or dissolved shall be transferred to one or more Borrowers or their Subsidiaries; (B) no Default or Event of Default shall have occurred and then be continuing or would result from such transaction (determined on a pro forma basis after giving effect to such transaction); and (C) such transaction could not reasonably be expected to result in a Material Adverse Effect.

          3.7 DISPOSAL OF ASSETS OR SUBSIDIARY STOCK. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to: convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for (a) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business and (b) Asset Dispositions if all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $350,000; (ii) the consideration received is pursuant to an arm's length transaction with an unaffiliated third party;
(iii) after giving effect to the sale or other disposition of the assets included within the Asset Disposition, Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (iv) no Default or Event of Default then exists or shall result from such sale or other disposition.

          3.8 TRANSACTIONS WITH AFFILIATES. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on
Schedule 3.8, or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrowers or any of their Subsidiaries and upon terms which are fully disclosed to Agent and are no less favorable to Borrowers or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

          3.9 MANAGEMENT FEES AND COMPENSATION. Except as permitted by subsection 3.8, no Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, pay any management, consulting or similar fees to any Affiliate or to any director, officer or employee of any Loan Party.

          3.10 CONDUCT OF BUSINESS. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, engage in any business other than businesses of the type described on Schedule 3.10.

          3.11 CHANGES RELATING TO SUBORDINATED INDEBTEDNESS. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebted-ness; (c) change any event of default or add or change any covenant with respect to such Indebtedness; (d) change the prepayment provisions of such Indebtedness;
(e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Borrower, any of its Subsidiaries or Lenders. In the event that any Subordinated Indebtedness of any Borrower contains provisions on changes or amendments that are more restrictive than the foregoing, such provisions shall supersede this paragraph.

          3.12 FISCAL YEAR. No Borrower nor any Subsidiary of any Borrower shall change its fiscal year, except that any Subsidiary may change its fiscal year to the Fiscal Year.

          3.13 PRESS RELEASE; PUBLIC OFFERING MATERIALS. Other than as disclosed in the Offering Memorandum dated June 21, 1996 relating to the Senior Notes and unless otherwise required by law, rule or regulation, no Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, disclose the name of Agent or any Lender in any formal press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party. Nothing contained herein is intended to limit the ability of McCown De Leeuw & Co. to provide information concerning this transaction to investors in, and other interested parties in funds managed by it.

          3.14 SUBSIDIARIES. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries directly or indirectly to establish, create or acquire any new Subsidiary, unless such Subsidiary becomes a Borrower under this Agreement or guarantees the Obligations as contemplated by subsection 2.5.

          3.15 CHANGES RELATING TO SENIOR NOTES AND INDENTURE. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to prepay the Senior Notes unless and until the Revolving Loans are paid in full and the Revolving Loan Commitment is terminated or, change or amend the terms of the Senior Notes or the Indenture, if the effect of such amendment is to:
(a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event or default or add any covenant with respect to such Indebtedness in a manner adverse to Borrower; (d) change the redemption or prepayment provisions of such Indebtedness; (e) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Borrower; PROVIDED, HOWEVER, that NFC may prepay the Senior Notes prior to the payment in full of the Revolving Loans and the termination of the Revolving Loan Commitment, so long as no Default or Event of Default shall have occurred and then be continuing or would result from the making of such prepayment, as determined on a projected basis for the next four quarterly periods.


                                    SECTION 4

                          FINANCIAL COVENANTS/REPORTING

          Each Borrower, jointly and severally, covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, each Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

          4.1 FIXED CHARGE COVERAGE. Borrowers shall not permit Fixed Charge Coverage (a) for each of the periods from the Closing Date through September 30, 1996, December 31, 1996, March 31, 1997 and June 30, 1997 to be less than 1.1 to 1 and (b) for the twelve (12) month period ending on the last day of any calendar quarter thereafter to be less than 1.20 to 1.

         "Fixed Charge Coverage" will be calculated as illustrated on Exhibit 4.3(C).

         4.2 TOTAL INDEBTEDNESS TO OPERATING CASH FLOW RATIO. Borrowers shall not permit (a) the ratio of Total Indebtedness for the period from the Closing Date through September 30, 1996 to the sum of (i) annualized Operating Cash Flow for such period (calculated by multiplying Operating Cash Flow for such period by a factor of 4) PLUS (ii) the Severance Cost to be greater than 7.25 to 1, (b) the ratio of Total Indebtedness for the period from the Closing Date through December 31, 1996 to the sum of (i) annualized Operating Cash Flow for such period (calculated by multiplying Operating Cash Flow for such period by a factor of 2) PLUS (ii) the Severance Cost to be greater than 7.25 to 1, (c) the ratio of Total Indebtedness for the period from the Closing Date through March 31, 1997 to the sum of (i) annualized Operating Cash Flow for such period (calculated by multiplying Operating Cash Flow for such period by a factor of 4/3) PLUS (ii) the Severance Cost to be greater than 7.0 to 1, (d) the ratio of Total Indebtedness from the Closing Date through June 30, 1997 to the sum of (i) Operating Cash Flow for such period PLUS (ii) the Severance Cost to be greater than 7.0 to 1, and (e) the ratio of Total Indebtedness from September 30, 1996 through September 30, 1997 to Operating Cash Flow for such period to be greater than 6.75 to 1, (f) the ratio of Total Indebtedness from December 31, 1996 through December 31, 1997 to Operating Cash Flow for such period to be greater than 6.5 to 1, and (g) thereafter, the ratio of Total Indebtedness calculated as of the last day of any calendar quarter to Operating Cash Flow for the twelve
(12) month period ending on such day to be greater than 6.0 to 1.

         "Total Indebtedness" and "Operating Cash Flow" will be calculated as illustrated on Exhibit 4.3(C).

         4.3 FINANCIAL STATEMENTS AND OTHER REPORTS. Each Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly and quarterly financial statements are not required to have footnote disclosures). Borrowers will deliver each of the financial statements and other reports described below to each Lender.

         (A) INTERIM FINANCIALS. As soon as available and in any event within thirty (30) days after the end of each month (including, without limitation, the last month of each fiscal year), Borrowers will deliver, or cause Borrowers' Representative to deliver (1) the consolidated and consolidating (with respect to Label Art and any other Significant Subsidiaries) balance sheets of Borrowers and their Subsidiaries, as at the end of such month, and the related consolidated and consolidating (with respect to Label Art and any other Significant Subsidiaries) statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of Borrower to the end of such month and (2) a schedule of the outstanding Indebtedness for borrowed money of Borrowers and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

         (B) YEAR-END FINANCIALS. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, Borrowers will deliver, or cause Borrowers' Representative to deliver (1) the consolidated and consolidating (with respect to Label Art and any other Significant Subsidiaries) balance sheets of Borrowers and their Subsidiaries, as at the end of such year, and the related consolidated and consolidating (with respect to Label Art and any other Significant Subsidiaries) statements of income, stockholders' equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrowers and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the financial statements referred to in clause (1) from a firm or firms of Certified Public Accountants selected by Borrowers, and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") entitled "Reports on Audited Financial

Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

         (C) BORROWER COMPLIANCE CERTIFICATE. Together with each delivery of financial statements of Borrowers and their Subsidiaries pursuant to subsections 4.3(A) and 4.3(B) above, Borrowers' Representative will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.3(C)) signed by the chief executive officer or chief financial officer of Borrowers' Representative.

         (D) ACCOUNTANTS' REPORTS. Promptly upon receipt thereof, Borrowers will deliver copies of all significant reports submitted by Borrowers' firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrowers made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

         (E) BORROWING BASE CERTIFICATE AND AGINGS; SCHEDULE OF INVENTORY. Within fifteen (15) days after the end of each fiscal month, and from time to time upon the request of Agent, Borrowers will deliver to, or cause Borrowers' Representative to deliver: (1) a Borrowing Base Certificate as at the last day of such period; (2) a summary aging of all then existing Accounts and a summary aging of all then existing accounts payable; and (3) a detailed schedule of all Inventory, each such report in form and substance satisfactory to Agent.

         (F) MANAGEMENT REPORT. Together with each delivery of financial statements of Borrowers and their Subsidiaries pursuant to subsections 4.3(A) and 4.3(B), Borrowers will deliver, or cause Borrowers' Representative to deliver, a management report (1) describing the operations and financial condition of Borrowers and their Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials), (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to subsection 4.3(I) and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrowers' Representative to the effect that such information fairly presents the results of operations and financial condition of Borrowers and their Subsidiaries as at the dates and for the periods indicated.

         (G) COLLATERAL VALUE REPORT. At the expense of Borrowers and not more than once each year prior to an Event of Default and at any time upon Agent's reasonable request while and so long as an Event of Default shall have occurred and be continuing, Borrowers will obtain and deliver to Agent a report of an independent collateral auditor satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the Accounts and Inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of each Borrower) and Inventory (including verification as to the value, location and respective types).

         (H) APPRAISALS. From time to time after the occurrence and during the continuance of a Default or Event of Default, Agent may require Borrower to obtain and deliver to Agent appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the Collateral owned by Borrowers or any of their Subsidiaries.

         (I) PROJECTIONS. As soon as available and in any event no later than the last day of each of Borrowers' Fiscal Years, Borrowers will deliver, or cause Borrowers' Representative to deliver, Projections of Borrowers and their Subsidiaries for the forthcoming three Fiscal Years, year by year, and for the forthcoming fiscal year, month by month.

         (J) SEC FILINGS AND PRESS RELEASES. Promptly upon their becoming available, Borrowers will deliver, or cause Borrowers' Representative to deliver, copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Borrowers or any of their respective Subsidiaries to their security holders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrowers or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (3) all press releases and other statements made available by Borrowers or any of their respective Subsidiaries to the public concerning developments in the business of any such Person.

         (K) EVENTS OF DEFAULT, ETC. Promptly upon any officer of any Borrowers obtaining knowledge of any of the following events or conditions, Borrowers shall deliver, or cause Borrowers' Representative to deliver, copies of all notices given or received by Borrowers with respect to any such event or condition and a certificate of Borrowers' Representative chief executive officer or chief financial officer specifying the nature and period of existence of such event or condition and what action Borrowers have taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrowers or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 6.1(B); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

         (L) OTHER NOTICES. Each Borrower (1) shall promptly deliver, or cause Borrowers' Representative to deliver, copies of all notices given or received by such Borrower with respect to the Preferred Stock or noncompliance with any term or condition related to the Preferred Stock or the indebtedness evidenced by the Senior Notes or any Subordinated Indebtedness, and (2) shall notify Agent within three (3) Business Days of any potential or actual event of default with respect to the Preferred Stock or the indebtedness evidenced by the Senior Notes or any Subordinated Indebtedness.

         (M) LITIGATION. Promptly upon any officer of any Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrowers to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrowers will promptly give notice, or cause Borrowers' Representative to promptly give notice, thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and their counsel to evaluate such matter.

         (N) SUPPLEMENTED SCHEDULES; NOTICE OF CORPORATE CHANGES. Annually, concurrently with Borrowers' delivery of the Projections required by subsection 4.3(I), Borrowers shall supplement in writing and deliver revisions of the Schedules annexed to this Agreement to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed. Borrowers shall provide prompt written notice, or cause Borrowers' Representative to provide prompt written notice, of (1) all jurisdictions in which a Loan Party becomes qualified after the Closing Date to transact business, (2) any material change after the Closing Date in the authorized and issued capital stock or other equity interests of any Loan Party or any of their respective Subsidiaries or any other material amendment to their charter, by-laws or other organization documents and (3) any Subsidiary created or acquired by any Loan Party after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable.

         (O) OTHER INFORMATION. With reasonable promptness, Borrowers will deliver, or cause Borrowers' Representative to deliver, such other information and data with respect to any Loan Party or any Subsidiary of any Loan Party as from time to time may be reasonably requested by Agent.

         4.4  ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF
CALCULATIONS UNDER AGREEMENT. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent or any Lender pursuant to subsection 4.3 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall affect financial covenants, standards or terms in this Agreement; provided that Borrowers shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrowers; (b) changes in accounting principles recommended by Borrowers' certified public accountants and implemented by Borrowers; and (c) changes in carrying value of Borrowers' or any of their Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made; PROVIDED, HOWEVER, that such expenses shall exceed $250,000 in the aggregate before any such adjustments shall be recorded as expenses in the period the expenditures are made.

                                      SECTION 5

                            REPRESENTATIONS AND WARRANTIES

         In order to induce Agent and Lenders to enter into this Agreement, to make Revolving Loans and to issue Lender Letters of Credit and Risk Participation Agreements, Borrowers, jointly and severally, represent and warrant to

Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete:

         5.1 DISCLOSURE. No representation or warranty of any Company or any Loan Party contained in this Agreement, the financial statements referred to in subsection 5.5, the Offering Memorandum used in connection with the offering of the Senior Notes, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents when taken as a whole contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made (whether with respect to periods of time before, during or after the consummation of the Related Transactions).

         5.2 NO MATERIAL ADVERSE EFFECT. Since December 31, 1995 there have been no events or changes in facts or circumstances affecting the Companies or any Loan Party which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

         5.3 NO DEFAULT. The consummation of the Related Transactions does not and will not violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any contract of any Company or any Loan Party except if such violations, conflicts, breaches or defaults have either been waived on or before the Closing Date and are disclosed on Schedule 5.3 or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         5.4  ORGANIZATION, POWERS, CAPITALIZATION AND GOOD STANDING.

         (A) ORGANIZATION AND POWERS. Each of the Loan Parties is and, immediately prior to the consummation of the Related Transactions, each Company was, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which jurisdiction is set forth on Schedule 5.4(A)). Each of the Loan Parties has and, immediately prior to the consummation of the Related Transactions, each Company had, all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to carry out the Related Transactions.

         (B) CAPITALIZATION. The authorized capital stock of each of the Loan Parties is as set forth on Schedule 5.4(B). All issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than Liens on the capital stock of Borrowers' Subsidiaries in favor of the Wilmington Trust Company, as Trustee under the Indenture, for the benefit of the holders of the Senior Notes, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each of the Loan Parties is owned by the stockholders and in the amounts set forth on Schedule 5.4(B). No shares of the capital stock of any Loan Party, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party (other than DEC) of any shares of capital stock or other securities of any such entity. As of the Closing Date with respect to DEC, except as set forth on Schedule 5.4(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from DEC of any shares of capital stock or other securities of DEC.

         (C) BINDING OBLIGATION. This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties party thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms.

         (D) QUALIFICATION. Each of the Loan Parties is and, immediately prior to the consummation of the Related Transactions, each Company was, duly qualified and in good standing wherever necessary to carry on its business and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which each Loan Party is qualified to do business are set forth on Schedule 5.4(D).

         5.5 FINANCIAL STATEMENTS. Other than as set forth in Schedule 5.5 hereto, all financial statements concerning each Company, Borrowers and their Subsidiaries which have been or will hereafter be furnished to Agent and the Lenders pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition, in all material respects, of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

         (A)  For NFC:

         (1) audited balance sheet as at December 31, 1995 and the related statements of income, stockholder's equity and cash flow for the year then ended, certified by Arthur Andersen LLP.

         (2) unaudited balance sheet as at March 31, 1996 and the related statements of income, stockholder's equity and cash flow for the three-
month period then ended.

         (B)  For the Companies:

         (1) audited balance sheet as at December 31, 1995 and the related statements of income, stockholders' equity and cash flow for the year then ended, certified by KPMG Peat Marwick LLP.

         (2) unaudited balance sheet as at March 31, 1996 and the related statements of income, stockholders' equity and cash flow for the three-month period then ended.

         5.6  INTELLECTUAL PROPERTY.  Each Borrower and each of its
Subsidiaries owns, is licensed to use or otherwise has the right to use, and immediately prior to the consummation of the Related Transactions, each of the Companies owned, was licensed to use or otherwise had the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business or operations of such Borrower or its Subsidiaries (collectively called "Intellectual Property") and all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in Schedule 5.6, the use of such Intellectual Property by each Borrower and its Subsidiaries and, immediately prior to the consummation of the Related Transactions, each Company, did not, does not and has not been alleged by any Person to infringe on the rights of any Person.

         5.7 INVESTIGATIONS, AUDITS, ETC. Except as set forth on Schedule 5.7, none of Borrowers or any of their respective Subsidiaries, is, and immediately prior to the consummation of the Related Transactions, none of the Companies was, the subject of any review or audit by the Internal Revenue Service or any governmental investigation concerning the violation or possible violation of any law.

         5.8 EMPLOYEE MATTERS. Except as set forth on Schedule 5.8, (a) no Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrowers after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.8, none of

Borrowers or any of their respective Subsidiaries is party to an employment contract.

         5.9 SOLVENCY. Each Borrower: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of such Borrower and (ii) greater than the amount that will be required to pay the probable liabilities of such Borrower's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Borrowers; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

         5.10 ERISA. Except as disclosed in Schedule 5.10, as of the Closing Date, none of Borrowers or any of their respective ERISA Affiliates has any obligation to contribute to any employee benefit plan which is a pension plan subject to the provisions of Title IV of ERISA or Section 412 of the IRC. For purposes of this representation, "ERISA Affiliate" is defined as any person who, together with any Borrower, is under common control within the meaning of
Section 414(b), (c), (m) or (o) of the IRC.


                                      SECTION 6

                             DEFAULT, RIGHTS AND REMEDIES

         6.1 EVENT OF DEFAULT. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

         (A) PAYMENT. Failure to pay any Revolving Loan when due, or to repay Revolving Loans to reduce their balance to the Maximum Revolving Loan Balance or to reimburse Agent for any payment made by Agent under or in respect of any Lender Letters of Credit or Risk Participation Agreements when due or failure to pay, within five (5) days after the due date, any interest on any Revolving Loan or any other amount due under this Agreement or any of the other Loan Documents; or

         (B) DEFAULT IN OTHER AGREEMENTS. (1) Failure of any Borrower or any of its Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Revolving Loans) or any Contingent Obligations having an individual principal amount in excess of $3,000,000 or having an aggregate principal amount in excess of $5,000,000 or (2) breach or default of any Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Revolving Loans) or any Contingent Obligations, if the effect of such breach or default is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $3,000,000 or having an aggregate principal amount in excess of $5,000,000 to become or be declared due prior to their stated maturity; or

         (C) BREACH OF CERTAIN PROVISIONS. Failure of any Borrower to perform or comply with any term or condition contained in that portion of subsection 2.2 relating to any Borrower's obligation to maintain insurance, subsection 2.3, Section 3 (other than subsection 3.13), subsection 4.1 or subsection 4.2; or

         (D) BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

         (E) OTHER DEFAULTS UNDER LOAN DOCUMENTS. Any Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within fifteen (15) days (five (5) days in the case of a failure to perform or comply with the terms of subsections 4.3(A),
    (B), (C), (E), (I) or (K)) after receipt by such Borrower of notice from Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

         (F) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) A court enters a decree or order for relief with respect to any Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of its Subsidiaries, or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of any Borrower or any of its Subsidiaries, for all or a substantial part of the property of Holdings, Borrower or any such Subsidiary; PROVIDED, HOWEVER, that the occurrence of any of the events described in this subsection 6.1(F) with respect to any Subsidiaries which are not Significant Subsidiaries shall not constitute an Event of Default if the occurrence of such event could not reasonably be expected to have a Material Adverse Effect; or

         (G) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) An order for relief is entered with respect to any Borrower or any of its Subsidiaries or any Borrower or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(G); PROVIDED, HOWEVER, that the occurrence of any of the events described in this subsection 6.1(G) with respect to any Subsidiaries which are not Significant Subsidiaries shall not constitute an Event of Default if the occurrence of such event could not reasonably be expected to have a Material Adverse Effect; or

         (H) GOVERNMENTAL LIENS. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets (with an aggregate fair market value in excess of $250,000) of any Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances); or

         (I) JUDGMENT AND ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process (other than those described in subsection 6.1(H)) involving (1) an amount in any individual case in excess of $500,000 or (2) an amount in the aggregate at any time in excess of $1,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

         (J) DISSOLUTION. Except to the extent permitted under subsection 3.6, any order, judgment or decree is entered against any Borrower or any of its Subsidiaries decreeing the dissolution or split up of that Borrower or that Subsidiary and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

         (K) SOLVENCY. Except to the extent permitted under subsection 3.6, any Borrower ceases to be solvent (as represented by such Borrower in subsection 5.9) or admits in writing its present or prospective inability to pay its debts as they become due; or

         (L) INJUNCTION. Any Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than fifteen (15) days; or

         (M) ERISA; PENSION PLANS. (1) Any Borrower or any of its ERISA Affiliates fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure could reasonably be expected to have a Material Adverse Effect; or (2) an accumulated funding deficiency as defined in IRC Section 412(a) occurs or exists for more than thirty (30) days after any Borrower has knowledge thereof, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC and such loss could reasonably be expected to have a Material Adverse Effect; or (4) any liability arises in connection with any employee benefit plan which could reasonably be expected to have a Material Adverse Effect, or (5) any contingent liability arises in connection with any employee benefit plan which if triggered, could reasonably be expected to have a Material Adverse Effect; or

         (N) ENVIRONMENTAL MATTERS. Any Borrower or any of its Subsidiaries fails to: obtain or maintain any operating licenses or permits required by environmental authorities; begin, continue or complete any remediation activities as required by any environmental authorities; store or dispose of any hazardous materials in accordance with applicable environmental laws and regulations; or comply with any other environmental laws; if such failure could reasonably be expected to have a Material Adverse Effect; or

         (O) INVALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

         (P) DAMAGE; STRIKE; CASUALTY. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

         (Q) LICENSES AND PERMITS. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

         (R)  FAILURE OF SECURITY.  Agent, for the benefit of Agent and
Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances) or any substantial portion thereof, in each case, for any reason other than the failure of Agent to take any action within its control; or

         (S)  CHANGE IN CONTROL.  Either (1) prior to a DEC IPO, McCown De
Leeuw & Co. II, L.P., McCown De Leeuw Associates, L.P. and MDC/JAFCO Ventures, L.P. (collectively, the "MDC Funds") cease to own (or have the exclusive power to vote with respect to), directly or indirectly, Voting Securities representing a majority (more than 50%) of the aggregate Voting Power of the outstanding Voting Securities of DEC, (2) prior to a DEC IPO, the MDC Funds cease to own Equity Interests of DEC representing at least 40% of the aggregate economic interest of all outstanding Equity Interests of DEC, (3) after a DEC IPO, the

 MDC Funds cease to own (or have the exclusive power to vote with respect to), directly or indirectly, Voting Securities representing at least 30% of the aggregate Voting Power of the outstanding Voting Securities of DEC, (4) after a DEC IPO, the MDC Funds cease to own Equity Interests of DEC representing at least 30% of the aggregate economic interest of all outstanding Equity Interests of DEC, (5) DEC ceases to own (or have the exclusive power to vote with respect to), directly or indirectly, 100% of the Capital Stock of NFC or (6) the majority of the board of directors of NFC are not MDC Directors. For the purposes of this paragraph (S), the term "MDC Director" shall mean any person who becomes a member of the board of directors subsequent to the Closing Date and whose nomination for election or election to the board of directors was recommended and approved by the MDC Funds.

         6.2 SUSPENSION OF COMMITMENTS. Upon the occurrence of any Default or Event of Default, Agent and each Lender without notice or demand, may immediately cease making additional Loans and issuing Lender Letters of Credit and Risk Participation Agreements and cause its obligation to lend its Pro Rata Share of the Revolving Loan Commitment to be suspended; provided that, in the case of a Default, if the subject condition or event is waived, cured or removed by Requisite Lenders within any applicable grace or cure period, any suspended portion of the Revolving Loan Commitment shall be reinstated. Each Lender may alternatively suspend only a portion of their obligations to lend its Pro Rata Share of the Revolving Loan Commitment.

         6.3 ACCELERATION. Upon the occurrence of any Event of Default described in the foregoing subsections 6.1(F) or 6.1(G), the unpaid principal amount of and accrued interest and fees on the Revolving Loans, payments under the Lender Letters of Credit and Risk Participation Agreements and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligations of Agent and Lenders to make Revolving Loans and issue Lender Letters of Credit and Risk Participation Agreements shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default,

Agent may, and upon written demand by Requisite Lenders shall, by written notice to Borrowers' Representative (a) declare all or any portion of the Revolving Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and the obligations of Agent and Lenders to make Revolving Loans and issue Lender Letters of Credit and Risk Participation Agreements shall thereupon terminate and (b) demand that Borrowers immediately deposit with Agent, an amount equal to the aggregate outstanding Risk Participation Liability to enable Agent to make payments under the Lender Letters of Credit and Risk Participation Agreements when required and such amount shall become immediately due and payable.

         6.4 PERFORMANCE BY AGENT. If any Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower after the expiration of any cure or grace periods set forth herein. In such event, such Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(E) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Borrower under this Agreement or any other Loan Document.


                                      SECTION 7

                            CONDITIONS TO REVOLVING LOANS

         The obligations of Lenders to make Revolving Loans and of Agent to issue Lender Letters of Credit and Risk Participation Agreements are subject to satisfaction of all of the applicable conditions set forth below.

         7.1 CONDITIONS TO INITIAL REVOLVING LOANS. The obligations of Lenders to make the initial Loans and of Agent to issue any Lender Letters of Credit and Risk

Participation Agreements on the Closing Date are, in addition to the conditions precedent specified in subsection 7.2, subject to the delivery of all documents listed on Schedule 7.1, all in form and substance reasonably satisfactory to Agent.

         7.2 CONDITIONS TO ALL REVOLVING LOANS. The obligations of Lenders to make Revolving Loans and of Agent to issue Lender Letters of Credit and Risk Participation Agreements on any date ("Funding Date") are subject to the further conditions precedent set forth below.

         (A) Agent, shall have received, in accordance with the provisions of subsection 1.1, a notice requesting an advance of a Revolving Loan or the issuance of a Lender Letter of Credit or Risk Participation Agreement.

         (B) The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be (and each request by any Borrower for a Revolving Loan or a Lender Letter of Credit or Risk Participation Agreement shall constitute a representation and warranty by such Borrower that such representations and warranties are) true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made in writing by any Borrower to Agent after the Closing Date and approved by Agent in writing.

         (C) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated (or notice requesting issuance of a Lender Letter of Credit or Risk Participation Agreement) that would constitute an Event of Default or a Default.

         (D) No order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain any Lender from making any Revolving Loan or Agent from issuing any Lender Letter of Credit or Risk Participation Agreement.

                                      SECTION 8

                             ASSIGNMENT AND PARTICIPATION

         8.1 ASSIGNMENTS AND PARTICIPATIONS IN REVOLVING LOANS AND REVOLVING NOTES. Each Lender (including Heller) may assign, subject to the terms of a Lender Addition Agreement, its rights and delegate its obligations under this Agreement to another Person, provided that (a) such Lender (excluding Heller) shall first obtain the written consent of Agent, which consent shall not be unreasonably withheld; (b) if to an entity that is not a Lender immediately prior to such transfer, the amount of the Revolving Loan Commitment being assigned shall in no event be less than the lesser of (i) $3,000,000 and (ii) the entire amount of the Revolving Loan Commitment; (c) upon the consummation of each such assignment the assigning or assignee Lender (excluding Heller) shall pay Agent an administrative fee of $5,000; and (d) each such Person, and each subsequent assignee, represents that such assignment will not result in a non-exempt prohibited transaction under the IRC and/or ERISA. The administrative fee referred to in clause (c) of the preceding sentence shall not apply to an assignment from a Lender to an affiliate of such Lender. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Revolving Loan Commitment or assigned portion thereof. Borrowers hereby acknowledge and agree that any assignment will give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender".

         Each Lender (including Heller) may sell participations in all or any part of its Pro Rata Share of the Revolving Loan Commitment to another Person, provided that (a) such Lender (excluding Heller) shall first obtain the prior written consent of Agent, which consent shall not be unreasonably withheld; and
(b) any such participation shall be in a minimum amount of $3,000,000, and PROVIDED FURTHER, that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (i) any reduction in the principal amount, interest rate or fees payable with respect to any Revolving Loan in which such holder participates; (ii) any extension of the Expiry Date or any change of any date fixed for any payment of interest or fees payable with respect to any Revolving Loan in which such holder participates; (iii) any change of the aggregate unpaid principal amount of the Revolving Loans; (iv) any change of the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (v) any release of Collateral (except if the sale or disposition of such Collateral is permitted under subsection 8.2 or any other Loan Document); (vi) any amendment or waiver of this subsection 8.1 or the definitions of the terms used in this subsection 8.1 insofar as the definitions affect the substance of this subsection 8.1; (vii) any consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (viii) any change in the form in which interest is required to be paid; and (ix) any change of any advance rate set forth in the Borrowing Base Certificate. Borrowers hereby acknowledge and agree that any participation will give rise to a direct obligation of Borrowers to the participant, and the participant shall for purposes of subsections 1.7, 1.8, 8.4 and 9.1 be considered to be a "Lender".

         Except as otherwise provided in this subsection 8.1 no Lender shall, as between Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Revolving Loans, the Revolving Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrowers and their Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the provisions of subsection 9.13.

         Each Borrower agrees that it will use its best efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

         Agent shall provide Borrowers' Representative with written notice of the name and address of any new Lender after the date hereof.

         Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a "Lender" hereunder unless such Person shall also be capable of making LIBOR Loans.

         8.2  AGENT.

         (A) APPOINTMENT. Each Lender hereby designates and appoints Heller as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in subsections 8.3 and 9.2. Agent agrees to act as such on the express conditions contained in this subsection 8.2. The provisions of this subsection
8.2 are solely for the benefit of Agent and Lenders and neither any Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

         (B) NATURE OF DUTIES. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any
Lender.   Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrowers in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrowers, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

         (C) RIGHTS, EXCULPATION, ETC. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party.

Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all of the Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Revolving Notes, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders.

         (D) RELIANCE. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

         (E) INDEMNIFICATION. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

         (F) HELLER INDIVIDUALLY. With respect to its obligations under the Revolving Loan Commitment, the Revolving Loans made by it, and the Revolving Notes issued to it, Heller shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Heller in its individual capacity as a Lender or one of the Requisite Lenders. Heller may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

         (G)  SUCCESSOR AGENT.

         (1) RESIGNATION. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrowers' Representative and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

         (2) APPOINTMENT OF SUCCESSOR. Upon any such notice of resignation which pursuant to clause (1) above requires appointment of a successor Agent, Requisite Lenders shall, upon receipt of Borrowers' prior consent which shall not be unreasonably withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period, referred to in clause (1) above, the retiring Agent, upon notice to Borrowers' Representative, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders, upon receipt of Borrowers' prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

         (3) SUCCESSOR AGENT. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Accordingly, all references to Heller, as Agent, shall be deemed to be references to their respective successors appointed as provided herein. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection
8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

         (H)  COLLATERAL MATTERS.

         (1) RELEASE OF COLLATERAL. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, upon any property covered by the Security Documents (i) upon termination of the Revolving Loan Commitment and payment and satisfaction of all Obligations (other than contingent indemnification Obligations not then due and payable); (ii) constituting property being sold or disposed of if the applicable Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting property leased to any Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Borrower to be, renewed or extended; or (iv) in accordance with the provisions of the succeeding sentence.

Agent may release or compromise any Collateral and the proceeds thereof having a value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions, with the consent of Lenders owning an aggregate of at least eighty percent (80%) of the Revolving Loan Commitment, provided that in no event will Agent, acting under the authority granted pursuant to this sentence, release or compromise Collateral or the proceeds thereof having a total book value in excess of twenty percent (20%) of the book value of all Collateral, as determined by Agent, during any calendar year.

         (2) CONFIRMATION OF AUTHORITY; EXECUTION OF RELEASES. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2(H)(1)), each Lender agrees to confirm in writing, upon request by as Agent or any Borrower, the authority to release any property covered by the Security Documents conferred upon Agent under clauses (i) through (iii) of subsection 8.2(H)(1). Upon receipt by Agent of confirmation from the requisite percentage of Lenders required by subsection 8.2(H)(1), if any, of its authority to release or compromise any particular item or types of property covered by the Security Documents, and upon at least ten (10) Business Days prior written request by any Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral, provided that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, and (ii) such release or compromise shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Security Documents.

          (3) ABSENCE OF DUTY. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent, in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

          (I) AGENCY FOR PERFECTION. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify each Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent, or in accordance with such Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

          (J) DISSEMINATION OF INFORMATION. Agent will use its best efforts to provide Lenders with any information received from any Borrower or any other Loan Party which is required to be provided to a Lender hereunder, provided that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

          8.3  AMENDMENTS, CONSENTS AND WAIVERS FOR CERTAIN ACTIONS.

          (A) Except as otherwise provided in this subsection 8.3, in subsection 9.2 or in any Lender Addition Agreement and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of Requisite Lenders and Borrowers will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

          (B) In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent, provided that Agent, in its sole discretion, may extend such time period for the giving of such consent or denial.

          (C) In the event Agent requests the consent of a Lender and such consent is denied, then Heller or the Lender which assigned its interest in the Revolving Loans to such Lender (the "Assigning Lender") may, at its option, require such Lender to reassign its interest in the Revolving Loans to Heller or the Assigning Lender, as applicable, for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower. In the event that Heller or the Assigning Lender elects to require any Lender to reassign its interest to Heller or the Assigning Lender, Heller or the Assigning Lender, as applicable, will so notify such Lender in writing within forty-five
(45) days following such Lender's denial, and such Lender will reassign its interest to Heller or the Assigning Lender, as applicable, no later than five
(5) days following receipt of such notice.

          8.4 SET OFF AND SHARING OF PAYMENTS. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers' Representative (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

          8.5 DISBURSEMENT OF FUNDS. Agent may, on behalf of Lenders, disburse funds to any Borrowers for Revolving Loans requested. Each Lender shall reimburse any Agent, on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrowers. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of the Revolving Loan requested by any Borrower no later than 1:00 p.m. (New York City time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to Agent's account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the demand, Agent shall promptly notify Borrowers' Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 8.5 shall be without premium or penalty. Nothing in this subsection 8.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 8.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

          8.6  DISBURSEMENTS OF ADVANCES; PAYMENT.

          (A) REVOLVING LOAN ADVANCES, PAYMENTS AND SETTLEMENTS; RELATED FEE PAYMENTS.

          (1) The Revolving Loan balance may fluctuate from day to day through the disbursement of funds by Agent to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 1 or subsection 8.5, Revolving Loan advances and payments will be settled among Agent and Lenders according to the procedures described in this subsection 8.6. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Agent, to Borrowers will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

          (2) On the second (2nd) Business Day of each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Loan balance as of the close of business of the second (2nd) Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's required Pro Rata Share of the Revolving Loan balance to such Lender's actual Pro Rata Share of the Revolving Loan balance as of any

Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. (New York City time) on the Business Day following the Settlement Date.

          (3) For purposes of this subsection 8.6(A)(3), the following terms and conditions will have the meanings indicated:

          (a) "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Revolving Loan advanced by such Lender to Agent on that Revolving Loan from the Closing Date through and including such calendar day.

          (b) "Daily Interest Rate" means an amount calculated by dividing the interest rate payable to a Lender on a Revolving Loan (as set forth in subsection 1.2) as of each calendar day by three hundred sixty (360).

          (c) "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of a Revolving Loan by the associated Daily Interest Rate on that Revolving Loan.

          (d) "Interest Ratio" means a number calculated by dividing the total amount of the interest on a Revolving Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Revolving Loan due from the applicable Borrower during the immediately preceding quarter or Interest Period.

          On the first (1st) Business Day of each quarter or Interest Period ("Interest Settlement Date"), Agent will advise each Lender by telephone, telex, or telecopy of the amount of such Lender's Pro Rata Share of interest and fees on each of the Revolving Loans as of the end of the last day of the immediately preceding quarter or Interest Period. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Lender Addition Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender's Pro Rata Share of interest and fees on each of the Revolving Loans. Such Lender's Pro Rata Share of interest on each Revolving Loan will be calculated for that Revolving Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Revolving Loan and multiplying the total thereof by the Interest Ratio for that Revolving Loan. Such Lender's Pro Rata Share of each of the commitment fee described in subsection 1.2(B) and the Risk Participation Liability fee described in subsection 1.2(C) shall be paid and calculated in a manner consistent with the payment and calculation of interest as described in this subsection 8.6(A).

          (B)  AVAILABILITY OF LENDER'S PRO RATA SHARE.

          (1) Unless Agent has been notified by a Lender prior to a Funding Date of such Lender's intention not to fund its Pro Rata Share of the Revolving Loan amount requested by Borrowers, Agent may assume that such Lender will make such amount available to Agent on the Business Day following the next Settlement Date. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

          (2) Nothing contained in this subsection 8.6(B) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrowers may have against such Lender as a result of any default by such Lender under this Agreement.

          (3) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan made after any Event of Default or acceleration of the Obligations with respect to any draw on a Lender Letter of Credit or a Risk Participation Agreement.

          (C)  RETURN OF PAYMENTS.

          (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent, will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

          (2) Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent, has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.


                                    SECTION 9

                                  MISCELLANEOUS

          9.1 INDEMNITIES. Borrowers agree, jointly and severally, to indemnify, pay, and hold Agent, each Lender and their respective officers, directors, employees, agents, and attorneys (the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnitees as a result of its being a party to this Agreement; provided that Borrowers shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. This subsection and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.

          9.2 AMENDMENTS AND WAIVERS. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Revolving Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Revolving Note or in any other Loan Document) and the applicable Loan Party; provided, that except to the extent permitted by the applicable Lender Addition Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) increase any Lender's Pro Rata Share of the Revolving Loan Commitment; (b) reduce the principal of, rate of interest on or fees payable with respect to any Revolving Loan; (c) extend the Expiry Date or change any date fixed for any payment of interest or fees; (d) change the aggregate unpaid principal amount of the Revolving Loans; (e) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (f) release Collateral (except if the sale or disposition of such Collateral is permitted under subsection 8.2 or any other Loan Document); (g) amend or waive this subsection 9.2 or the definitions of the terms used in this subsection 9.2 insofar as the definitions affect the substance of this subsection 9.2; (h) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (i) change the form in which interest is required to be paid; and
(j) change the advance rates set forth in the Borrowing Base Certificate; and PROVIDED FURTHER, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Revolving Note shall be effective without the written concurrence of the holder of that Revolving Note. No notice to or demand on any Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.2 shall be binding upon each holder of the Revolving Notes at the time outstanding, each future holder of the Revolving Notes, and, if signed by a Loan Party, on such Loan Party.

          9.3 NOTICES. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York City time; (c) if delivered by overnight courier, two (2) days after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

          Notices shall be addressed as follows:

          If to any Borrower or Borrowers' Representative:

          NATIONAL FIBERSTOK CORPORATION
          5775 Peachtree Dunwoody Road
          Suite C150
          Atlanta, Georgia  30342
          ATTN:  Rob Miklas
          Telecopy:  (404) 705-9929

          With a copy to:

          McCown De Leeuw & Co.
          101 East 52nd St., 31st Floor
          New York, New York  10022
          ATTN:  David King
          Telecopy:  (212) 355-6283

          If to Heller individually as Lender or as Agent:

         HELLER FINANCIAL, INC.
         500 West Monroe Street
         Chicago, Illinois  60661
         ATTN:  Portfolio Manager
                Portfolio Organization
                Corporate Finance Group
         Telecopy:  (312) 441-7367

         With a copy to:

         HELLER FINANCIAL, INC.
         500 West Monroe Street
         Chicago, Illinois  60661
         ATTN:  Legal Department
                Portfolio Organization
                Corporate Finance Group
         Telecopy:  (312) 441-7367

         If to a Lender:

         To the address set forth on the signature page hereto or in the applicable Lender Addition Agreement

         9.4 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

         9.5 MARSHALLING; PAYMENTS SET ASIDE. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

         9.6 SEVERABILITY. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

         9.7 LENDERS' OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

         9.8 HEADINGS. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

         9.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

         9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrowers may not assign its rights or obligations hereunder without the written consent of all Lenders.

         9.11 NO FIDUCIARY RELATIONSHIP. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrowers by Agent or any Lender.

         9.12 CONSTRUCTION. Agent, each Lender and Borrowers acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by Agent, each Lender and Borrowers.

         9.13 CONFIDENTIALITY. Agent and each Lender agree to exercise their best efforts to keep any non-public information delivered pursuant to the Loan Documents confidential from Persons other than those employed by or engaged by Agent or such Lender and those employed by or engaged by Agent's or such Lender's assignees or participants, or potential assignees or participants. This subsection shall not apply to disclosures required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process.

         9.14  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         (A) EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

         (B) EACH BORROWER DESIGNATES AND APPOINTS MCCOWN DE LEEUW & CO., 101 EAST 52ND ST., 31ST FLOOR, NEW YORK, NEW YORK 10022, AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY SUCH BORROWER WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF

SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY SUCH BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO SUCH BORROWER AT ITS ADDRESS PROVIDED IN SUBSECTION 9.3 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY ANY BORROWER REFUSES TO ACCEPT SERVICE, SUCH BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         9.15 WAIVER OF JURY TRIAL. BORROWERS, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWERS, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, AGENT AND EACH LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS OR THE LENDER LETTERS OF CREDIT OR RISK PARTICIPATION AGREEMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BORROWERS, AGENT AND EACH LENDER ALSO WAIVE ANY BOND OR

SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF AGENT AND EACH LENDER.

         9.16 SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Revolving Loans, issuances of Lender Letters of Credit and Risk Participation Agreements and the execution and delivery of the Revolving Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 1.3(C), 1.7 and 9.1 shall survive the payment of the Revolving Loans and the termination of this Agreement.

         9.17 ENTIRE AGREEMENT. This Agreement, the Revolving Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

         9.18 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         9.19  LIMITATION ON LIABILITY.  It is the intention of each Borrower and the Lenders that the obligations of each Borrower (other than NFC) under this Agreement shall be in, but not in excess of, the maximum amount that would not render any such Borrower's obligations under this Agreement avoidable under any provision of applicable law. This subsection 9.19 is intended solely to preserve the rights of the Lenders under this Agreement to the maximum extent permitted by law and no Borrower nor any other
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                                                                         Page 80


Person shall have any right under this subsection 9.19 that it would not otherwise have under applicable law.


                                      SECTION 10

                                     DEFINITIONS

         10.1 CERTAIN DEFINED TERMS. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

         "Accounting Changes" has the meaning ascribed thereto in subsection
4.4.

         "Accounts" means, on any date of determination, the unpaid portion of the obligations as stated on the respective invoices issued to a customer of any Borrower or any of its Subsidiaries with respect to Inventory sold and shipped or services performed in the ordinary course of business, net of any credits, rebates or offsets owed by any Borrower or any of its Subsidiaries to the respective customer and net of any commissions payable by any Borrower or any of its Subsidiaries to third parties.

         "Acquisition" has the meaning ascribed thereto in the preamble of this Agreement.

         "Affected Lender" has the meaning ascribed thereto in subsection 1.9 hereof.

         "Affiliate" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, any Borrower; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in any Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by any Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" means Heller in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to subsection 8.2.

         "Agreement" means this Credit Agreement (including all schedules and exhibits hereto).

         "A/L Systems" has the meaning ascribed thereto in the preamble of this Agreement.

         "Asset Disposition" means the disposition whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following: (a) any of the stock of any Subsidiaries of any Borrower or (b) any or all of the assets of any Borrower or any of its Subsidiaries other than sales of inventory in the ordinary course of business.

         "Assigning Lender" has the meaning ascribed thereto in subsection 8.3(C) hereof.

         "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

         "Base Rate" has the meaning ascribed thereto in subsection 1.2(A)(1) hereof.

         "Base Rate Loans" has the meaning ascribed thereto in subsection 1.2(A)(1) hereof.

         "Boharb" has the meaning ascribed thereto in the preamble of this Agreement.

         "Borrower" means individually, each of NFC, Label Art, InfoSeal, Government Forms and Systems, Putnam Graphic Innovations, Short Run Labels, Boharb and A/L Systems, together with their successors and permitted assigns pursuant to subsection 9.10.

          "Borrowers' Representative" means NFC in its capacity as Borrowers' Representative under this Agreement and the other Loan Documents.

          "Borrowing Base" has the meaning ascribed thereto in subsection 1.1(A) hereof.

          "Borrowing Base Certificate" has the meaning ascribed thereto in subsection 1.1(A) hereof.

          "Business Day" means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Pennsylvania or the States of New York and Illinois, or is a day on which banking institutions located in any such states are closed, and (b) with respect to all notices, determinations, fundings and payments in connection with Revolving Loans bearing interest at the LIBOR, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank LIBOR market.

          "Capital Contribution" has the meaning ascribed thereto in the preamble of this Agreement.

          "Capital Expenditures" will be calculated as illustrated in Exhibit 4.3(C).

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including, without limitation, all common stock and preferred stock.

          "Capitalization/Acquisition Documents" means, collectively: (a) any or all of the stock certificates, notes, debentures or other instruments representing securities bought, sold or issued, or loans made, to facilitate the consummation of the Related Transactions; (b) the indentures or other documents pursuant to which such stock, notes, debentures or other instruments are issued or to be issued; (c) each document governing the issuance of, or setting forth the terms of, such stock, notes, debentures or other instruments; (d) any stockholders, registration or Intercreditor agreement among or between the holders of such stock, notes, debentures or other instruments; (e) the Purchase Agreement;
(f) the Merger Agreement; and (g) all other instruments, documents and agreements executed in connection with the Acquisition or the Merger; but excluding all Loan Documents.

          "Cash Equivalents" has the meaning ascribed thereto in subsection 3.3 hereof.

          "Certificate of Exemption" has the meaning ascribed thereto in subsection 1.8(C)(1) hereof.

          "Closing Date" means June 28, 1996.

          "Collateral" means, collectively: (a) all "Collateral" as defined in the Security Documents; and (b) any property or interest provided in addition to or in substitution for any of the foregoing.

          "Companies" means Transkrit (prior to the Merger), Label Art, InfoSeal, Government Forms and Systems, Putnam Graphic Innovations, Short Run Labels, Boharb and A/L Systems.

          "Contingent Obligation" has the meaning ascribed thereto in subsection 3.4 hereof.

          "Daily Interest Amount" has the meaning ascribed thereto in subsection 8.6(A)(3)(c) hereof.

          "Daily Interest Rate" has the meaning ascribed thereto in subsection 8.6(A)(3)(b) hereof.

          "Daily Loan Balance" has the meaning ascribed thereto in subsection 8.6(A)(3)(a) hereof.

          "DEC" has the meaning ascribed thereto in the preamble of this Agreement.

          "DEC IPO" means a sale by DEC of its common stock in an underwritten (firm commitment) public offering registered under the Securities Act, with gross proceeds to DEC of not less than $35 million, resulting in the listing of DEC's common stock on a nationally recognized stock exchange, including, without limitation, the NASDAQ National Market System.

          "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Default Rate" has the meaning ascribed thereto in subsection 1.2(E) hereof.

          "EBIDAT" will be calculated as illustrated in Exhibit 4.3(C) hereof.

          "Equity Interest" means (i) with respect to a corporation, any and all Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable or exercisable for, Capital Stock) and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in any such Person.

          "ERISA Affiliate" has the meaning ascribed thereto in subsection 5.10 hereof.

          "Eurocurrency Liabilities" has the meaning ascribed thereto in subsection 1.2 hereof.

          "Event of Default" has the meaning ascribed thereto in subsection 6.1 hereof.

          "Excess Revolving Loans" has the meaning ascribed thereto in subsection 1.1(A)(3) hereof.

          "Existing Indebtedness" has the meaning ascribed thereto in subsection 3.1(F).

          "Expiry Date" means the earlier of (a) the suspension (subject to reinstatement) of the Lenders' obligations to make Revolving Loans pursuant to subsection 6.2, (b) the acceleration of the Obligations pursuant to subsection
6.3 or (c) June 28, 2001.

          "Fiscal Year" means the 12-month period ending on December 31 of each year.

          "Fixed Charge Coverage" will be calculated as illustrated in
Exhibit 4.3(C) hereof.

          "Fixed Charges" will be calculated as illustrated in Exhibit 4.3(C)

          "Foreign Lender" has the meaning ascribed thereto in subsection 1.8(C) hereof.

          "Funding Date" has the meaning ascribed thereto in subsection 7.2 hereof.

          "GAAP" means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of 'Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

          "Government Forms and Systems" has the meaning ascribed thereto in the preamble of this Agreement.

          "Heller" has the meaning ascribed thereto in the preamble of this Agreement.

          "Heller Warrant" means the warrants held by Heller to purchase 254,435 shares of DEC's Class B common stock.

          "Indebtedness", as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;
(d) any obligation (including any obligation in the form of an earn-out or similar arrangement) owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

          "Indemnities" has the meaning ascribed thereto in subsection 9.1.

          "Indenture" means the Indenture dated as of June 15, 1996 among NFC, the Guarantors named therein and Wilmington Trust Company, as Trustee, pursuant to which the Senior Notes are issued.

          "InfoSeal" has the meaning ascribed thereto in the preamble of this Agreement.

          "Intellectual Property" has the meaning ascribed thereto in subsection 5.6 hereof.

          "Interest Period(s)" has the meaning ascribed thereto in subsection 1.2(A)(2) hereof.


          "Interest Ratio" has the meaning ascribed thereto in subsection 8.6(A)(3)(d).

          "Inventory" means inventory (as defined in Article 9 of the UCC) to the extent comprised of materials, products or goods of a type manufactured, sold or consumed by any Borrower or any of its Subsidiaries in the ordinary course of business.

          "Investment" has the meaning ascribed thereto in subsection 3.3 hereof.

          "IRC" means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.

          "Label Art" has the meaning ascribed thereto in the preamble of this Agreement.

          "Lender" or "Lenders" means Heller, and each other financial institution listed on the signature pages hereof together with their successors and permitted assigns pursuant to subsection 8.1.

          "Lender Addition Agreement" means an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Revolving Loans, the Revolving Loan Commitment, and other interests under this Agreement and the other Loan Documents.

          "Lender Letter of Credit" has the meaning ascribed thereto in subsection 1.1(B).

          "Letter of Non-Exemption" has the meaning ascribed thereto in subsection 1.8(C)(2) hereof.

          "LIBOR" has the meaning ascribed thereto in subsection 1.2(A)(2) hereof.

          "LIBOR Breakage Fee" has the meaning ascribed thereto in subsection 1.3(B) hereof.

          "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

          "Loan Documents" means this Agreement, the Revolving Notes, the Security Documents and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender in connection with the Revolving Loans and other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time; but excluding all Capitalization/Acquisition Documents.

          "Loan Party" means, collectively, DEC, Borrowers, Borrowers, Subsidiaries and any other Person (other than Agent and each Lender) which is or becomes a party to any Loan Document.

          "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole or (b) the material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the impairment of the ability of Agent or any Lender to enforce any Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

          "Maximum Revolving Loan Balance" has the meaning ascribed thereto in subsection 1.1(A) hereof.

          "Merger Agreement" means the Merger Agreement dated as of June 28, 1996 between NFC and Transkrit, pursuant to which the Merger was consummated.

          "Merger" has the meaning ascribed thereto in the preamble of this Agreement.

          "NFC" has the meaning ascribed thereto in the preamble of this Agreement.

          "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to either Agent or any Lender under the Loan Documents and any other agreement, instrument or document relating to reimbursement or payment of Risk Participation Liability including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against any Borrower or any of its Subsidiaries.

          "Operating Cash Flow" will be calculated as illustrated in
Exhibit 4.3(C).

         "Permitted Acquisition" has the meaning ascribed thereto in subsection 1.1(A)(2) hereof.

         "Permitted Encumbrances" has the meaning ascribed thereto in subsection 3.2(A) hereof.

         "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

         "Pro Forma" means the unaudited consolidated and consolidating balance sheets of Borrowers and their Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions to be consummated on such date. The Pro Forma as of the Closing Date is annexed hereto as Schedule 10.1(A).

         "Pro Rata Share" means (a) with respect to a Lender's obligation to make Revolving Loans and receive payments of interest and principal with respect thereto (and with respect to the related commitment fee described in subsection 1.2(B)) and with respect to a Lender's obligation to share in Risk Participation Liability (and with respect to the related Risk Participation Liability fee described in subsection 1.2(C)), the percentage obtained by dividing (i) such Lender's commitment to make Revolving Loans, as set forth on the signature page of this agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender, by (ii) all such commitments of all Lenders to make Revolving Loans, (b) with respect to all other matters (including without limitation the indemnification obligations arising under subsection 8.2(E)), the percentage obtained by dividing (i) the commitments of such Lender to make Revolving Loans, as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender, by (ii) the aggregate Revolving Loan Commitment.

         "Projections" means Borrowers' forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a division by division and Subsidiary by Subsidiary basis on a consistent basis with Borrowers' and their Subsidiaries' (taking into account availability of pre-Closing Date financial statements) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions. The Projections represent and will represent as of the date thereof the good faith estimate of Borrowers and their senior management concerning the most probable course of its business.

         "Purchase Agreement" has the meaning ascribed thereto in the preamble of this Agreement.

         "Putnam Graphic Innovations" has the meaning ascribed thereto in the preamble of this Agreement.

         "Related Transactions" means the Acquisition, the Merger, closing of the transactions contemplated by the Securities Purchase Agreement, the making of the Capital Contribution, the execution and delivery of the Related Transactions Documents, the funding of any Revolving Loans on the Closing Date, the closing of the transactions contemplated by the Indenture, and the payment of all fees, costs and expenses associated with all of the foregoing.

         "Related Transactions Documents" means the Loan Documents, the Capitalization/Acquisition Documents and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions.

         "Replacement Lender" has the meaning ascribed thereto in subsection 1.9(A) hereof.

         "Restricted Junior Payment" has the meaning ascribed thereto in subsection 3.5 hereof.

         "Requisite Lenders" means Lenders having (a) sixty-six and two-thirds percent (66-2/3%) or more of the

Revolving Loan Commitment or, (b) if the Revolving Loan Commitment has been terminated, sixty-six and two-thirds percent (66-2/3%) or more of the aggregate outstanding principal balance of the Revolving Loans.

         "Revolving Loan Commitment" has the meaning ascribed thereto in subsection 1.1(A) hereof.

         "Revolving Loans" has the meaning ascribed thereto in subsection 1.1(A) hereof.

         "Revolving Note" means each promissory note of Borrowers substantially in the form of Exhibit 10.1(A).

         "Rice Warrant" means the warrants held by Rice Mezzanine Lenders, L.P. to purchase 413,457 shares of DEC's Class A common stock.

         "Risk Participation Agreement" has the meaning ascribed thereto in subsection 1.1(B) hereof.

         "Risk Participation Liability" means, as to each Lender Letter of Credit and each Risk Participation Agreement, all reimbursement obligations of Borrowers to the issuer of the Lender Letter of Credit or to the issuer of the letter of credit with respect to the transaction for which the Risk Participation Agreement was executed and delivered, consisting of (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid and made available by the issuing bank to the extent not reimbursed by Borrowers, whether by the making of a Revolving Loan or otherwise; and (c) all accrued and unpaid interest, fees and expenses with respect thereto. For purposes of determining the outstanding amount of Risk Participation Liability, the maximum amount potentially owing under any Risk Participation Agreement will be considered outstanding unless the bank which is the beneficiary of such Risk Participation Agreement reports daily activity to Agent showing actual outstanding letters of credit subject to such Risk Participation Agreement.

         "Securities Act" has the meaning ascribed thereto in the preamble of this Agreement.

         "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of June 28, 1996 among DEC, NFC and the purchasers party thereto.

         "Security Documents" means all instruments, documents and agreements executed by or on behalf of any Loan Party to guaranty or provide collateral security with respect to the Obligations including, without limitation, any security agreement or pledge agreement, any guaranty of the Obligations, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

         "Senior Notes" means the 11-5/8% Senior Notes of NFC Series A and Series B due 2002 under the Indenture in an aggregate principal amount of up to $100,000,000.

         "Senior Notes Guarantees" means the guarantees of the Senior Notes by Subsidiaries of NFC in accordance with the Indenture.

         "Settlement Date" has the meaning ascribed thereto in subsection 8.6(A)(2) hereof.

         "Severance Cost" means as of the last day of each calendar quarter during the 12 month period from the Closing Date through June 30, 1997, the actual amount of severance costs and other one-time integration costs related to the Acquisition incurred by NFC and its Subsidiaries and paid in cash during such period; PROVIDED, HOWEVER, that for purposes of computing the ratio of Total Indebtedness to Operating Cash Flow, such severance costs and other one-time integration costs shall only be added to Operating Cash Flow during such 12 month period described above and only to the extent that such severance costs and other one-time integration costs do not exceed $375,000 during such 12 month period; and PROVIDED FURTHER, that severance costs shall include only such costs which relate to the termination of employees whose services are duplicative as a result of the Acquisition and will therefore not be replaced.

         "Short Run Labels" has the meaning ascribed thereto in the preamble of this Agreement.

         "Significant Subsidiary" means any Subsidiary of any Borrower, which Subsidiary (i) has assets in excess of $500,000, or (ii) has annual Operating Cash Flow in excess of $500,000.

         "Subordinated Indebtedness" means all Indebtedness of any Borrower or any of its Subsidiaries which is subordinated, in a manner satisfactory to Agent, in right of payment to the Obligations.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         "Tax Liabilities" has the meaning ascribed thereto in subsection 1.8(A) hereof.

         "Total Indebtedness" will be calculated as illustrated in Exhibit
4.3(C).

         "Transkrit" has the meaning ascribed thereto in the preamble of this Agreement.

         "UCC" means the Uniform Commercial Code, as amended from time to time, and any successor statute.

         "Unfinanced Capital Expenditures" will be calculated as illustrated in
Exhibit 4.3(C).

         "Unqualified" has the meaning ascribed thereto in subsection 4.3(B) hereof.

         "Voting Securities" means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power ("Voting Power") under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

         10.2 OTHER DEFINITIONAL PROVISIONS. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof," "herein," "hereto," "hereunder," "hereinbefore" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

         Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                             NATIONAL FIBERSTOK
                             CORPORATION

                             By:  /s/ Robert S. Webster
                                  ---------------------

                             Title:    Executive Vice
                                       President

                             LABEL ART, INC.


                             By:  /s/ Robert S. Webster
                                  ---------------------

                             Title:  Secretary


                             INFOSEAL INTERNATIONAL INC.


                             By:  /s/ Robert S. Webster
                                  ---------------------

                             Title:  Secretary


                             GOVERNMENT FORMS AND
                               SYSTEMS, INC.


                             By:  /s/ Robert S. Webster
                                  ---------------------

                             Title:  Secretary


                             PUTNAM GRAPHIC
                               INNOVATIONS, INC.


                             By:  /s/ Robert S. Webster
                                  ---------------------

                             Title:  Secretary


                             SHORT RUN LABELS, INC.


                             By: /s/ Robert S. Webster
                                 ----------------------

                             Title:  Secretary


                             BOHARB CORPORATION


                             By: /s/ Robert S. Webster
                                 ----------------------

                             Title:  Secretary


                             A/L SYSTEMS INC.

                             By: /s/ Robert S. Webster
                                 ----------------------

                             Title:  Secretary


                             HELLER FINANCIAL, INC.,
                               as Agent and Lender


                             By: /s/ Michael S. Sznajder
                                 ------------------------

                             Title:  Vice President

                             Commitment to Make
                             Revolving Loans:  $20,000,000
                             Percentage of Revolving Loan
                             Commitment:              100%

                                                                 SCHEDULE 3.1(F)



                                EXISTING INDEBTEDNESS


1.  Capitalized Lease of $2,200,000 with the CIT Group.

                                                             SCHEDULE 3.2(A)(10)



                                    EXISTING LIENS


a) Fleet Bank - security interest in accounts, accounts receivable, demand deposits, cash collateral, contracts, contract rights, notes, bills, drafts, chattel paper, choices in action, tax refund, insurance proceeds and all other obligations owing to Label Art, Inc. in order to secure $100,000 Letter of Credit in connection with workman's compensation plan.

                                                                    SCHEDULE 3.4



                                CONTINGENT OBLIGATIONS


    The following employees of NFC are entitled to the continuation of their current base compensation for the period of time set forth opposite their respective names in the event that they are terminated for any reason other than an illegal act; such severance would also be applicable should employment terminate as a result of a transfer in ownership of DEC:

         Robert M. Miklas - one year
         Jack Resnick - one year
         Robert B. Webster - nine months
         Thomas J. Cobery - nine months

                                                                    SCHEDULE 3.8



                                AFFILIATE TRANSACTIONS


a)  Advisory Services Agreement

    NFC maintains an Advisory Services Agreement (the "Advisory Services Agreement") with MDC Management Company II, L.P. ("MDC Management"), an affiliate. Under the Advisory Services Agreement, MDC Management provides certain consulting, financial, and managerial functions to the NFC for a fee initially in an amount not to exceed $350,000 in any fiscal year, which amount may be increased to an amount not to exceed $500,000 in any fiscal year with the approval of the members of the Board of Directors of NFC who do not have a direct financial interest in any person receiving such payments under the Advisory Services Agreement.

b) NFC has agreed to pay the reasonable fees of and reasonable compensation to its board of directors. Additionally, NFC will, based upon a good faith determination of its board of directors, provide indemnification to its own and its subsidiaries, officers, directors, consultants and employees.

c) NFC intends to purchase notes payable by shareholders of DEC from certain affiliates of McCown De Leeuw & Co. in an aggregate amount not to exceed $685,000.

d)  NFC is liable for up to $30,000 in relocation expenses for Frank Neubauer.

                                                                    SCHEDULE 3.9



                           MANAGEMENT FEES AND COMPENSATION


a)  See Schedule 3.8 items (a) & (b)

b)  NFC has agreed to pay John Weil $8,000 per year in consulting fees.

                                                                   SCHEDULE 3.10



                                 BUSINESS DESCRIPTION


The manufacturing, sales and distribution of mailers products, direct marketing products and services, envelopes and labels, and related activities.

                                                                    SCHEDULE 5.3



                                VIOLATIONS, CONFLICTS,
                                BREACHES AND DEFAULTS


                                         NONE

                                                                 SCHEDULE 5.4(A)



                            JURISDICTIONS OF INCORPORATION


         All Loan Parties are organized under the laws of the State of Delaware.

                                                                SCHEDULE 5.4(B)
                                                                    Page 1 of 3

                                    CAPITALIZATION


                                  AUTHORIZED      ISSUED         PAR
COMPANY                             SHARES        SHARES         VALUE     SHAREHOLDERS
- --------------------------------------------------------------------------------------------
DEC
- ---

    Class A Common Stock          4,000,000      2,512,551      .0001     See page 3 of 3
    Class B Common Stock            300,000              0      .0001     None
    Preferred Stock (as of June     250,000         10,000      .0001     TCW/Crescent
    28, 1996)                                                             Mezzanine L.L.C.
- --------------------------------------------------------------------------------------------
Warrants/Options -
See page 2 of 3
- --------------------------------------------------------------------------------------------
NFC

    Common Stock                    300,000        283,807      $0.01     DEC
- --------------------------------------------------------------------------------------------
PUTNAM GRAPHIC INNOVATIONS, INC.

    Common Stock                     20,000            100      $0.01     NFC
- --------------------------------------------------------------------------------------------
GOVERNMENT FORMS & SYSTEMS, INC.

    Common Stock                     10,000            110      $1.00     NFC
- --------------------------------------------------------------------------------------------
INFOSEAL INTERNATIONAL, INC.

    Common Stock                     50,000         50,000       No       NFC
- --------------------------------------------------------------------------------------------
LABEL ART, INC.

    Common Stock                  3,000,000      1,410,476      $0.01     NFC
- --------------------------------------------------------------------------------------------
A/L SYSTEMS, INC.

    Common Stock                      1,000          1,000       No       Boharb Corporation
- --------------------------------------------------------------------------------------------
BOHARB CORPORATION

    Common Stock                      1,000          1,000       No       Label Art, Inc.
- --------------------------------------------------------------------------------------------
SHORT RUN LABELS, INC.

    Common Stock                      3,000            100      $0.01     Label Art, Inc.



                                                                SCHEDULE 5.4(B)
                                                                    Page 2 of 3



                       PREEMPTIVE OR OTHER OUTSTANDING RIGHTS,
                        OPTIONS, WARRANTS, CONVERSION RIGHT OR
                   SIMILAR RIGHTS FOR PURCHASE OF DEC CAPITAL STOCK


Warrants to purchase 132,240 shares of common stock issued to the holders of the Preferred Stock; such warrants have preemptive rights

Options to purchase 248,847 shares of common stock issued to the management of NFC and subsidiaries

                                                                 SCHEDULE 5.4(B)
                                                                 Page 3 of 3


           STOCKHOLDERS OF DEC INTERNATIONAL, INC.

    STOCKHOLDER                             BALANCE

McCown De Leeuw & Co. II, L.P.          1,403,104.11
McCown De Leeuw Associates, L.P.          755,603.21
MDC/JAFCO Ventures, L.P.                   52,174.00
Glenn McKenzie                              9,293.68
Robert Miklas                              57,736.00
William Britts                             34,642.00
David Sinaway                              13,857.00
Steve Hart                                 13,857.00
Wayne Dodson                               13,857.00
Wendell Johnson                             5,774.00
Scott Ebert                                11,814.00
Robert Oliver                              10,355.00
Greg Davis                                  4,619.00
Larry Quibel                                5,774.00
Dalton Miller                              40,415.00
Fred Tucker                                23,094.00
Ray Lunsford                               23,094.00
Jim Martin                                 13,857.00
Tom Koogler                                13,857.00
Clay Bear, Jr.                              5,774.00

                                                                SCHEDULE 5.4 (D)
                                                                     Page 1 of 2

                                FOREIGN QUALIFICATIONS

DEC INTERNATIONAL, INC.

Georgia


NATIONAL FIBERSTOK CORPORATION

Arkansas - (Transkrit)
California
Florida
Georgia
Illinois - (Transkrit)
Kentucky
Ohio - (Transkrit)
Nevada - (Transkrit)
Pennsylvania
South Carolina
Virginia


LABEL ART, INC.

Arkansas
California
New Hampshire


SHORT RUN LABELS, INC.

California
Maryland


A/L SYSTEMS, INC.

Massachusetts


PUTNAM GRAPHIC INNOVATIONS, INC.

New York

                                                                SCHEDULE 5.4 (D)
                                                                     Page 2 of 2


INFOSEAL INTERNATIONAL, INC.

Virginia


GOVERNMENT FORMS & SYSTEMS, INC.

Pennsylvania
New York
New Jersey

                                                           SCHEDULE 5.5



                               Financial Statements Not
                           PREPARED IN ACCORDANCE WITH GAAP

    a) Supplemental Combined Adjusted Historical Data contained on page 10 of the Final Offering Memorandum dated June 21, 1996.

                                                                    SCHEDULE 5.6



                                INTELLECTUAL PROPERTY


a) Label Art, Inc. was recently notified by a company called Label Art of California (a direct selling label company selling primarily in the State of California) that it considers the use of the name "Label Art" in California to be theirs. Both companies, ours and theirs, have been in existence since the 1960's and neither company has invoked all measures necessary to protect their trademark. Our Label Art was in existence before Label Art in California. Our attorney has suggested several alternatives to their attorney as to how the dispute might be resolved and we are awaiting a response as of May 9, 1996.

    A meeting between Tom Cobery and the son of the owner took place the week of May 13, 1996, and a follow up meeting is schedule for early June. At the present time, Label Art of California is insisting that we drop the use of the name "Label Art" in their sales territory. Further meetings and advice from our legal counsel is presently being contemplated.

b) Label Art has recently contacted 3 other companies (Label Arts Incorporated in Kemps, Texas, Labelart Printing Corp., NY, NY and Label Art New York Inc. (affiliated with Label Art California)) asking each to cease and desist using the Label Art name.

                                                                    SCHEDULE 5.7
                                                                    Page 1 of 2



                              INVESTIGATIONS AND AUDITS

(A) 1. The following purchased companies could be found to have nexus in various states for which no state income tax and/or sales tax are paid

                                TRANSKRIT CORPORATION

                                           TAXES NOT FILED
              STATE NAME               INCOMES (I)/SALES TAX (S)
              ----------               -------------------------
              Tennessee                           I
              Connecticut                         I
              Massachusetts                       I
              Georgia                             I
              New Jersey                          I



                           PUTNAM GRAPHIC INNOVATIONS, INC.

                                           TAXES NOT FILED
              STATE NAME               INCOMES (I)/SALES TAX (S)
              ----------               -------------------------
              Pennsylvania                        S
              Florida                            I/S
              Illinois                            S
              New Jersey                          I



                                   LABEL ART, INC.

                                           TAXES NOT FILED
              STATE NAME               INCOMES (I)/SALES TAX (S)
              ----------               -------------------------
              Texas                              I/S
              Georgia                            I/S
              Pennsylvania                       I/S
              Illinois                           I/S
              Massachusetts                      I/S

                                                           SCHEDULE 5.7
                                                            Page 2 0f 2



(b) Transkrit Corp. is currently being audited by the following states:

    New York: Sales Tax through May 31, 1993 and Income Tax through
              December 31, 1994

    Arkansas: Sales Tax and Income Tax through December 31, 1995.

    Nevada:   Sales Tax through December 31, 1993.

                                                           SCHEDULE 5.8



                               EMPLOYEE MATTERS


1.  Employees' Retirement Plan of National Fiberstok Corporation

2.  Transkrit Corporation Employees' Pension Plan

                                                           SCHEDULE 5.10



1.  Employees' Retirement Plan of National Fiberstok Corporation

2.  Transkrit Corporation Employees' Pension Plan

                                                           SCHEDULE 10.1(A)




                                      PRO FORMA

                                    See Attachment

                                                           SCHEDULE 10.1(A)
                                                                     Page 2




                                                           EXHIBIT 1.2(G)



                            LIBOR RATE LOAN REQUEST

                         NATIONAL FIBERSTOK CORPORATION

                          5775 PEACHTREE DUNWOODY ROAD
                                   SUITE C150
                            ATLANTA, GEORGIA  30342

                            Date:  __________, ____


Heller Financial, Inc., as Agent
500 West Monroe Street
Chicago, Illinois  60661

Attention:    Account Analyst
              Corporate Finance Group

Ladies and Gentlemen:

         We refer to the Credit Agreement dated as of June 28, 1996 (as the same has been or may hereafter be amended, modified or supplemented, the "Credit Agreement") by and among National Fiberstok Corporation, as Borrowers' Representative and a Borrower, Label Art, Inc., InfoSeal International Inc., Government Forms and Systems, Inc., Putnam Graphic Innovations, Inc., Short Run Labels, Inc., Boharb Corporation and A/L Systems Inc., each individually as a Borrower and collectively as Borrowers, Heller Financial, Inc. as Agent and a Lender ("Heller"), and such other persons executing that agreement as Lenders from time to time. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

         Pursuant to subsection 1.2(G) of the Credit Agreement, National Fiberstok Corporation hereby:

         (1) gives notice that on _________________, ____ it desires to borrow an aggregate principal amount of $_____________ under the Revolving Loan Commitment, which shall be a LIBOR Loan [must be a minimum of $500,000 and

                                                           SCHEDULE 10.1(A)
                                                                     Page 3



integral multiples of $10,000 in excess thereof]. The LIBOR Loan shall have an Interest Period of ________________ days [insert 30, 60, 90 or 180]; or

         (2)  makes a request to:

         (a) convert $__________________ [to convert to a LIBOR Loan, said amount must be a minimum of $500,000 and integral multiples of $10,000 in excess thereof] of presently outstanding [Base Rate/LIBOR] Revolving Loans [with an Interest Period expiration date of__________________, _____] to [Base Rate/LIBOR Loans] on _______________, ______. If converting to LIBOR Loans, the Interest Period for such LIBOR Loans is requested to be a [thirty/sixty/ninety/one hundred eighty] day period.

         (b) continue as LIBOR Loans $____________ [must be a minimum of $500,000 and integral multiples of $10,000 in excess thereof] of presently outstanding LIBOR Loans constituting Revolving Loans with an Interest Period expiration date of _________________, ________. The Interest Period for such LIBOR Loans is requested to be a [thirty/sixty/ninety/ one hundred eighty] day period.

         The undersigned hereby certifies that, both before and after giving effect to the advance, conversion or continuation request above (i) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents, together with all supplemental disclosures delivered to Heller prior to the date hereof, are true, correct and complete in all material respects as of the date hereof, and (ii) no Default or Event of Default has occurred and is continuing on the date hereof.


                             Sincerely,

                             NATIONAL FIBERSTOK CORPORATION


                             By:__________________________
                                Its: _____________________

                                                           EXHIBIT 4.3(C)



COMPLIANCE CERTIFICATE
NATIONAL FIBERSTOK CORPORATION
Date:  __________, ____


          This certificate is given by National Fiberstok Corporation, a Delaware corporation ("NFC"), pursuant to subsection 4.3(C) of that certain Credit Agreement dated as of June 28, 1996 among NFC, as Borrowers' Representative and a Borrower, Label Art, Inc., InfoSeal International Inc., Government Forms and Systems, Inc., Putnam Graphic Innovations, Inc., Short Run Labels, Inc., Boharb Corporation and A/L Systems Inc., each individually as a Borrower and collectively as Borrowers, Heller Financial, Inc. as Agent and a Lender, and such other persons executing that agreement as Lenders from time to time, as such agreement may have been amended, restated, supplemented or otherwise modified from time to time (the "Credit Agreement"). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

          The officer executing this certificate is the Chief Financial Officer [Chief Executive Officer] of NFC and as such is duly authorized to execute and deliver this certificate on behalf of Borrower. By executing this certificate such officer hereby certifies to Agent and Lenders that:

          (a) the financial statements delivered with this certificate in accordance with subsection 4.3(A) and/or 4.3(B) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Subsidiaries as of the dates of such financial statements;

          (b) I have reviewed the terms of the Credit Agreement and the Revolving Notes and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Subsidiaries during the accounting period covered by such financial statements;

          (c) such review has not disclosed the existence during or at the end of such accounting period, and I have

                                                           EXHIBIT 4.3(C)
                                                                   Page 2



no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Exhibit A hereto which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto; and

          (d)  Each Borrower is in compliance with the covenants contained in
Section 4 of the Credit Agreement, as demonstrated below, except as set forth below or described in Exhibit A.

          IN WITNESS WHEREOF, NFC has caused this Certificate to be executed by its Chief Financial Officer [Chief Executive Officer] this ________ day of
      , ________.


                                   NATIONAL FIBERSTOK CORPORATION

                                   By____________________________
                                     Chief Financial Officer
                                     [Chief Executive Officer]

                                                                   EXHIBIT A
                                                                      to
                                                                 EXHIBIT 4.3(C)




                             COMPLIANCE CERTIFICATE


                              Capital Expenditures

Capital Expenditures are defined as follows:

Amount capitalized as capital expenditures for the period, under
GAAP, as property, plant, and equipment or similar fixed asset
accounts                                                             $_________
Plus:     deposits made in the period in connection with property,
          plant, and equipment; less deposits of a prior period
          included above                                              _________
Less:     Net Proceeds of Asset Dispositions included in capital
          expenditures above Capital Expenditures                     _________

Less:     Portion of Capital Expenditures financed under capital      _________
          leases or other Indebtedness permitted under the Credit
          Agreement (Indebtedness, for this purpose, does not
          include drawings under the Revolving Loan Commitment)
Unfinanced Capital Expenditures (used in calculation of Fixed
Charge Coverage)                                                     $_________

                                                                     EXHIBIT A
                                                                        Page 2


                                     EBIDAT
               EBIDAT is defined as follows:
               Net income (or loss) for the period of                 $________
               Borrowers and their Subsidiaries on a
               consolidated basis determined in accordance
               with GAAP, but excluding:  (a) the income (or
               loss) of any Person (other than any Subsidiary
               of any Borrower) in which any Borrower or any
               of its Subsidiaries has an ownership interest
               unless received by any Borrower or its
               Subsidiary in a cash distribution; and (b) the
               income (or loss) of any Person accrued prior
               to the date it became a Subsidiary of any
               Borrower or is merged into or consolidated
               with any Borrower
               Plus: Any provision for (or less any benefit           $________
                     from) income and franchise taxes
                     included in the determination of net
                     income
                     Interest expense deducted in the                 $________
                     determination of net income
                     Amortization and depreciation deducted           $________
                     in determining net income
                     Losses (or less gains) from Asset                $________
                     Dispositions or other non-cash items
                     included in the determination of net
                     income (excluding sales, expenses or
                     losses related to current assets)
                     Extraordinary losses (or less gains), as         $________
                     defined under GAAP, net of related tax
                     effects
                     Expenses of the Related Transactions             $________
                     included in the determination of net
                     income provided that such expenses were
                     included in the Pro Forma, or disclosed
                     in the notes thereto
               Less: Expenditures pursuant to the last
                     sentence of subsection 4.4 applicable
                     to, but not included in, the Pro Forma;
                     including expenditures during the period
                     made in connection with the Related
                     Transactions and payment of liabilities
                     existing on the Closing Date
               EBIDAT                                                 $________

                                                                     EXHIBIT A
                                                                        Page 3


                       COVENANT 4.1 FIXED CHARGE COVERAGE
               Fixed Charge Coverage is defined as follows:
               Fixed Charges (without duplication):
               Interest expense, net of interest income,            $_________
               included in the determination of net income,
               including, without limitation, all accrued
               interest, dividends (payable in such period
               whether or not paid, declared or accrued) and
               the interest portion of capitalized lease
               obligations
               Less: Amortization of capitalized fees and
                     expenses incurred with respect to the           _________
                     Related Transactions included in
                     interest expense
                     Interest paid in kind and included in
                     interest expense
               Interest Expenses                                    $_________
               Plus: Any provision for (benefit from) income
                     or franchise taxes included in the              _________
                     determination of net income
                     Decreases (or less increases) in long-          _________
                     term and short-term deferred tax
                     liabilities
                     Increases (or less decreases) in long-          _________
                     term and short-term deferred tax assets
                     Scheduled payments of principal with
                     respect to all Indebtedness (including          _________
                     the principal portion of scheduled
                     payments of capital lease obligations)
                     of Borrowers and their Subsidiaries on a
                     consolidated basis, but excluding
                     reductions of the Revolving Loan
                     Prepayments of the Senior Notes which
                     are made (i) out of Operating Cash Flow,        _________
                     or (ii) pursuant to transactions which
                     are not permitted under the Credit
                     Agreement
                     Restricted Junior Payments made in cash         _________

               Fixed Charges                                        $_________
               Operating Cash Flow:
               EBIDAT (defined above)                               $_________
               Less: Unfinanced Capital Expenditures (defined        _________
                     above)

                                                                     EXHIBIT A
                                                                        Page 4

                     Other capitalized costs, defined as the
                     gross amount capitalized, for any fiscal       _________
                     period, as long term assets (net of cash
                     received in respect of long term
                     assets), other than (a) Capital
                     Expenditures and (b) fees and expenses
                     capitalized with respect to the Related
                     Transactions
               Operating Cash Flow                                  $_________
               Fixed Charge Coverage  (Operating Cash Flow           _________
               DIVIDED BY Fixed Charges)
               Required Fixed Charge Coverage                        _________
               In Compliance                                          YES/NO

                                                                       EXHIBIT A
                                                                          Page 5


               COVENANT 4.2 TOTAL INDEBTEDNESS TO OPERATING CASH FLOW RATIO

               Total Indebtedness:

               Outstanding principal balance of the Revolving         $________
               Loans on the last day of the applicable period
               Plus: Outstanding principal balance of the             $________
               Senior Notes
                    Outstanding capital lease obligations of          $________
                    Borrowers and their Subsidiaries
                    Outstanding principal balance of all              $________
                    other Indebtedness for borrowed money of
                    Borrowers and their Subsidiaries
Less:               Cash on the balance sheets of                     $________
                    Borrowers and their Subsidiaries

Total Indebtedness                                                   $__________
Operating Cash Flow (defined above)                                  $__________
Total Indebtedness to Operating Cash Flow Ratio          ___  to  ___
Required Total Indebtedness to Operating Cash Flow       ___  to  ___
In Compliance                                                           Yes/No

                                                                  EXHIBIT A to
                                                                  EXHIBIT 4.3(C)


                                                                  EXHIBIT 4.3(E)


                              BORROWING BASE CERTIFICATE
                            NATIONAL FIBERSTOK CORPORATION
                               Date:  __________, ____

    This certificate is given by National Fiberstok Corporation, a Delaware corporation ("NFC"), pursuant to subsection 4.3(E) of that certain Credit Agreement dated as of June 28, 1996 among NFC, as Borrowers' Representative and a Borrower, Label Art, Inc., InfoSeal International Inc., Government Forms and Systems, Inc., Putnam Graphic Innovations, Inc., Short Run Labels, Inc., Boharb Corporation and A/L Systems Inc., each individually as a Borrower and collectively as Borrowers, Heller Financial, Inc. as Agent and a Lender, and such other persons executing that agreement as Lenders from time to time, as such agreement may have been amended, restated, supplemented or otherwise modified from time to time (the "Credit Agreement"). Capitalized terms used herein without definition shall have the meaning set forth in the Credit Agreement.

         The officer executing this certificate is the Chief Financial Officer [Chief Executive Officer] of NFC and as such is duly authorized to execute and deliver this certificate on behalf of NFC. By executing this certificate such officer hereby certifies to Agent and Lenders that:

    (a) Attached is a schedule of the Borrowing Base (Exhibit A) of Borrowers as of the above date and the calculations made with respect thereto;

    (b)       based on such schedule, the Borrowing Base as the above date is:

                        $________________________

    IN WITNESS WHEREOF, NFC has caused this Certificate to be executed by its Chief Financial Officer [Chief Executive Officer] this ______ day of ______,
________.

              NATIONAL FIBERSTOK CORPORATION

              By:________________________
                 Chief Financial Officer
                 [Chief Executive Officer]

                                                                    EXHIBIT A to
                                                                  EXHIBIT 4.3(E)




                           BORROWING BASE CERTIFICATE

   Accounts of Borrowers reflected on Borrowers' consolidated balance sheet (as of the date above).
   Less Ineligible Accounts:
   (a)    Accounts which, at the date of issuance of the
          respective invoice therefor, were payable more than
          thirty (30) days after the date of issuance of such
          invoice;                                               $______________
   (b)    Accounts which remain unpaid for more than sixty (60)
          days after the due date specified in the original
          invoice or for more than ninety (90) days after
          invoice date if no due date was specified;              ______________
   (c)    Accounts due from a customer whose principal place of
          business is located outside the United States of
          America unless such Account is (i) due from a
          customer whose principal place of business is located
          in Canada (provided that Borrowers shall have
          executed and filed, if necessary, any and all
          documents, agreements and financing statements
          requested by Agent and Agent shall have been granted
          a valid, enforceable first priority security interest
          in and lien on such Accounts, in form and substance
          satisfactory to Agent) or (ii) backed by a letter of
          credit issued or confirmed by a bank that is
          organized under the laws of the United States of
          America or a State thereof and has capital and
          surplus in excess of $500,000,000 (provided that such
          letter of credit has been delivered to Agent as
          additional collateral under the Security Documents);    ______________
   (d)    Accounts due from a customer which Agent has notified
          Borrowers' Representative does not have a
          satisfactory credit standing (as determined in the
          sole discretion of Agent);                              ______________
   (e)    Accounts with respect to which the customer is the
          United States of America or any department, agency or
          instrumentality thereof unless Borrowers have, with
          respect to such Accounts, complied with the Federal
          Assignment of Claims Act (31 U.S.C. Section 3727);      ______________
   (f)    Accounts with respect to which the customer is an
          Affiliate of any Borrower or a director, officer,
          agent, stockholder or employee of any Borrower or any
          of its Affiliates;                                      ______________

   (g)    Accounts due from a customer if more than twenty-five
          (25%) of the aggregate amount of Accounts (other than
          disputed accounts) of such customer have at the time
          remained unpaid for more than ninety (90) days after
          invoice date;                                           ______________
   (h)    Accounts with respect to which there is any
          unresolved dispute with the respective customer (but
          only to the extent of such dispute);                    ______________
   (i)    Accounts evidenced by an instrument (as defined in
          Article 9 of the UCC) not in the possession of any
          Lender;                                                 ______________
   (j)    Accounts with respect to which Lenders do not have a
          valid, first priority and fully perfected security
          interest and Accounts subject to any Lien except
          those in favor of Agent and Permitted Encumbrances;     ______________
   (k)    Accounts with respect to which the customer is the
          subject of any bankruptcy or other insolvency
          proceeding;                                             ______________
   (l)    Accounts due from a customer to the extent that such
          Accounts exceed in the aggregate an amount equal to
          twenty percent (20%) of the aggregate of all Accounts
          at said date;                                           ______________
   (m)    Accounts with respect to which the customer's
          obligation to pay is conditional or subject to a
          repurchase obligation or right to return, including
          bill and hold sales, guarantied sales, sale or return
          transactions, sales on approval or consignment sales;   ______________
   (n)    Accounts with respect to which the customer is
          located in New Jersey, or any other state denying
          creditors access to its courts in the absence of a
          Notice of Business Activities Report or other similar
          filing, unless Borrower has either qualified as a
          foreign corporation authorized to transact business
          in such state or has filed a Notice of Business
          Activities Report or similar filing with the
          applicable state agency for the then current year;      ______________
   (o)    Accounts representing transactions that were
          previously invoiced by any Borrower which are payable
          more than ninety (90) days after the date of the
          original invoice or which remain unpaid for more than
          ninety (90) days after the date of the original
          invoice; and                                            ______________
   (p)    Accounts as to which the representations contained in
          Section 5.6 of the Security Agreement are not true.     ______________

   Total Ineligible Accounts                                     $______________

   Total Eligible Accounts (Accounts less Total Ineligible       $______________
   Accounts)
   Advance Rate                                                        80%

   Accounts Availability                                         $______________

   Inventory owned by, and in the possession of any Borrower, and located in the United States of America, reflected on
   Borrowers' consolidated balance sheet (as of the date
   above), valued at the lower of cost or market (including      $______________
   adequate reserves for obsolete, slow moving or excess quantities), on a first-in, first-out basis.

   Less Ineligible Inventory:

(a)     Inventory with respect to which Agent does not have a
        valid, first priority and fully perfected security
        interest.                                                 ______________

(b)     Inventory with respect to which there exists any Lien
        (other than Permitted Encumbrances) in favor of any Person
        other than Agent.                                         ______________


(c)     Inventory produced in violation of the Fair Labor
        Standards Act and subject to the so-called "hot goods"
        provisions contained in Title 25 U.S.C. 215(a)(i).       ______________


(d)     Work-in-process.                                          ______________


(e)     Inventory which Agent determines, in the exercise of
        reasonable discretion and in accordance with Borrowers'
        customary business practices, to be unacceptable for
        borrowing purposes due to age, quality, type, category
        and/or quantity.                                          ______________

(f)     Inventory as to which the representations contained in
        Section 5.7 of the Security Agreement are not true.       ______________

   Total Ineligible Inventory                                    $______________


   Total Eligible Inventory (Inventory less Total Ineligible     $______________
   Inventory)
   Advance Rate                                                        50%

   Inventory Availability                                        $______________

   Plus:  Accounts Availability                                  $______________

   Minus:  Outstanding Risk Participation Liability              $______________

   Borrowing Base                                                $______________

                                                               EXHIBIT 10.1(A)


                                 REVOLVING NOTE


$20,000,000                                                 New York, New York
                                                                 June 28, 1996

     FOR VALUED RECEIVED, the undersigned, NATIONAL FIBERSTOK CORPORATION, a Delaware corporation, with its principal place of business at 5775 Peachtree Dunwoody Road, Suite C150, Atlanta, Georgia, 30342, LABEL ART, INC., a Delaware corporation, with its principal place of business at 1 Riverside Way, Wilton, New Hampshire, 03086, INFOSEAL INTERNATIONAL INC., a Delaware corporation, with its principal place of business at 1825 Blue Hills Circle, NE, Roanoke, Virginia, 24012, GOVERNMENT FORMS AND SYSTEMS, INC., a Delaware corporation, with its principal place of business at 1825 Blue Hills Circle, NE, Roanoke, Virginia, 24012, PUTNAM GRAPHIC INNOVATIONS, INC., a Delaware corporation, with its principal place of business at 1825 Blue Hills Circle, NE, Roanoke, Virginia, 24012, SHORT RUN LABELS, INC., a Delaware corporation, with its principal place of business at 1681 Industrial Way, San Carlos, California, 94070, BOHARB CORPORATION, a Delaware corporation, with its principal place of business at 1 Riverside Way, Wilton, New Hampshire, 03086, and A/L SYSTEMS INC., a Delaware corporation, with its principal place of business at 1 Riverside Way, Wilton, New Hampshire, 03086 (hereinafter jointly and severally referred to as the "Maker"), hereby promises to pay to the order of HELLER FINANCIAL, INC., a Delaware corporation ("Heller"), with a place of business at 101 Park Avenue, New York, New York 10178 (hereinafter together with any other holder hereof referred to as the "Holder"), by wire transfer to the account of Heller, as Agent (as defined in the Credit Agreement referred to below), ABA
No. 071 000 013, Account No. 55-00540 at The First National Bank of Chicago, One First National Plaza, Chicago, Illinois 60670, Reference: DEC or at such other place or places and to such account or accounts as Holder may direct from time to time by notice to Maker in accordance with the Credit Agreement (as hereinafter defined), in lawful money of the United States in immediately available funds, the principal amount equal to TWENTY MILLION DOLLARS ($20,000,000) or, if less, the actual outstanding principal amount of advances under the Revolving Loan (as defined in the Credit Agreement) advanced or issued for the account of Maker by Holder pursuant to the Credit Agreement, payable, subject to the fourth paragraph hereof, on or before June 28, 2001, as provided in subsection 1.5 of the Credit Agreement.

     Interest shall accrue on the outstanding principal amount hereof in accordance with the Credit Agreement and shall be payable on such dates and in such amounts as determined in accordance with the Credit Agreement. In no contingency or event whatsoever, shall the interest rate charged pursuant to the terms of this Note exceed the maximum amount of interest permitted by applicable law. In the event that a court of competent jurisdiction determines that the Credit Agreement provides for

                                                               EXHIBIT 10.1(A)
                                                                        Page 2


interest in excess of the maximum amount of interest permitted by applicable law, the provisions of subsection 1.2(F) of the Credit Agreement shall apply.

     The date and amount of each advance under the Revolving Loan and other financial accommodations made to Maker, each payment made on account of principal thereof and each payment of interest thereon shall, subject to subsection 1.6 of the Credit Agreement, be recorded by Agent in its books and records relating to the Revolving Loan, which books and records shall be presumed correct and accurate and shall constitute an account stated between Maker and Holder.

     This Note is issued to evidence a Revolving Loan made pursuant to the provisions of subsection 1.1(A) of a Credit Agreement dated as of June 28, 1996 by and among Maker, Heller as Agent and a Lender, and such other persons executing that Agreement as Lenders (the "Lenders") (as from time to time in effect, the "Credit Agreement") as to which reference is hereby made for a statement of the terms, conditions and covenants under which the indebtedness evidenced hereby was and will be made and is to be repaid, including those related to the acceleration of the indebtedness represented hereby upon the occurrence of an Event of Default (as defined in the Credit Agreement) or upon the termination of the financing of which this Note is part pursuant to the Credit Agreement. Payment of this Note is secured by the Collateral (as defined in the Credit Agreement), including, without limitation, all capital stock and other property pledged pursuant to the Security Documents (as defined in the Credit Agreement), all real property mortgaged pursuant to the Credit Agreement, if any, and any property or interest, tangible or intangible and the proceeds thereof provided in addition to or in substitution for any of the foregoing. Revolving loans evidenced by this Note may be repaid and reborrowed as provided in the Credit Agreement. This Note is subject to mandatory prepayment as provided in the Credit Agreement.

     Holder shall not be required to look to the Collateral for the payment of this Note, but may proceed against Maker, in such manner as it deems desirable. None of the rights or remedies of Holder hereunder are to be deemed waived or affected by failure or delay on the part of Holder to exercise the same. All remedies conferred upon Holder by this Note or any other instrument or agreement shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at Holder's option.

     Maker hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor and all other notices in connection with this Note.

     This Note has been executed and delivered in New York, New York and shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

                                                               EXHIBIT 10.1(A)
                                                                        Page 3


     WITNESS the hand and seal of Maker.

                         NATIONAL FIBERSTOK CORPORATION


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title:


                         LABEL ART, INC.


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title:


                         INFOSEAL INTERNATIONAL INC.


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title:

                                                               EXHIBIT 10.1(A)
                                                                        Page 4



                         GOVERNMENT FORMS AND SYSTEMS, INC.


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title:


                         PUTNAM GRAPHIC INNOVATIONS, INC.


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title:


                         SHORT RUN LABELS, INC.


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title:

                                                               EXHIBIT 10.1(A)
                                                                        Page 5

                         BOHARB CORPORATION


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title:


                         A/L SYSTEMS INC.


                         By____________________________
                           Name:
                           Title:


Attest:____________________
       Name:
       Title: